Exhibit 2.1

Execution Copy

PLAN OF MERGER AND MERGER AGREEMENT

BY AND AMONG

1ST UNITED BANCORP, INC.

1STUNITED BANK

ENTERPRISE BANCORP, INC.

AND

ENTERPRISE BANK OF FLORIDA

Dated as of March 22, 2013

1.	TRANSACTIONS AND TERMS OF MERGERS		1
	1.1	HOLDING COMPANY MERGER	1
	1.2	BANK MERGER	1
	1.3	FORMATION AND ACQUISITION OF BANK SUB	2
	1.4	PURCHASE OF BANK SUB AND CONSUMMATION OF MERGERS	2
	1.5	TIME AND PLACE OF CLOSING	2
	1.6	EFFECTIVE TIME	3
	1.7	ARTICLES OF INCORPORATION	3
	1.8	BYLAWS	3
	1.9	DIRECTORS AND OFFICERS	3

2.	MANNER OF CONVERTING SHARES		3
	2.1	CONVERSION OF SHARES	3
	2.2	SHARES HELD BY ENTERPRISE BANK OF FLORIDA ENTITIES	5
	2.3	DISSENTING SHAREHOLDERS	5
	2.4	EQUITY RIGHTS	5

3.	EXCHANGE OF SHARES		5
	3.1	EXCHANGE PROCEDURES	5
	3.2	RIGHTS OF FORMER EBI SHAREHOLDERS	6
	3.3	RETURN OF EXCHANGE FUND	6
	3.4	WITHHOLDING	6

4.	REPRESENTATIONS AND WARRANTIES OF EBI AND ENTERPRISE BANK OF FLORIDA		6
	4.1	ORGANIZATION, STANDING, AND POWER	7
	4.2	AUTHORITY OF EBI AND ENTERPRISE BANK OF FLORIDA; NO BREACH BY AGREEMENT	7
	4.3	CAPITAL STOCK	8
	4.4	INVESTMENTS; SUBSIDIARIES	8
	4.5	FINANCIAL STATEMENTS	10
	4.6	ABSENCE OF UNDISCLOSED LIABILITIES	10
	4.7	ABSENCE OF CERTAIN CHANGES OR EVENTS	10
	4.8	TAX MATTERS	11
	4.9	ALLOWANCE FOR POSSIBLE LOAN LOSSES	13
	4.10	ASSETS	14
	4.11	INTELLECTUAL PROPERTY	16
	4.12	ENVIRONMENTAL MATTERS	16

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	4.13	QUESTIONABLE PAYMENTS	17
	4.14	ANTI-MONEY LAUNDERING LAWS	18
	4.15	OFAC	18
	4.16	COMPLIANCE WITH LAWS	18
	4.17	LABOR RELATIONS	19
	4.18	EMPLOYEE BENEFIT PLANS	20
	4.19	MATERIAL CONTRACTS	23
	4.20	LEGAL PROCEEDINGS	24
	4.21	LOAN PORTFOLIO	24
	4.22	TRANSACTIONS WITH AFFILIATES AND EMPLOYEES	25
	4.23	MORTGAGE BANKING BUSINESS	25
	4.24	DEPOSITS	26
	4.25	INVESTMENT SECURITIES	26
	4.26	REPORTS	26
	4.27	STATEMENTS TRUE AND CORRECT	26
	4.28	INTEREST RATE RISK MANAGEMENT ARRANGEMENTS	26
	4.29	OFF BALANCE SHEET ARRANGEMENTS	27
	4.30	REGISTRATION OBLIGATIONS	27
	4.31	ACCOUNTING, TAX, AND REGULATORY MATTERS	27
	4.32	STATE TAKEOVER LAWS	27
	4.33	APPLICATION OF TAKEOVER PROTECTIONS; RIGHTS AGREEMENTS	27
	4.34	CHARTER PROVISIONS	27
	4.35	OPINION OF FINANCIAL ADVISOR	27
	4.36	BOARD RECOMMENDATION	27
	4.37	RISK MANAGEMENT	27

5.	REPRESENTATIONS AND WARRANTIES OF 1ST UNITED		28
	5.1	ORGANIZATION, STANDING, AND POWER	28
	5.2	AUTHORITY OF BANCORP AND 1ST UNITED; NO BREACH BY AGREEMENT	28
	5.3	FINANCIAL STATEMENTS	29
	5.4	ABSENCE OF UNDISCLOSED LIABILITIES	29
	5.5	ABSENCE OF CERTAIN CHANGES OR EVENTS	29
	5.6	LEGAL PROCEEDINGS	29
	5.7	STATEMENTS TRUE AND CORRECT	30
	5.8	TAX AND REGULATORY MATTERS	30
	5.9	SHAREHOLDER APPROVAL	30

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6.	CONDUCT OF BUSINESS PENDING CONSUMMATION		30
	6.1	AFFIRMATIVE COVENANTS OF EBI AND ENTERPRISE BANK OF FLORIDA	30
	6.2	NEGATIVE COVENANTS OF EBI AND ENTERPRISE BANK OF FLORIDA	30
	6.3	COVENANTS OF BANCORP AND 1ST UNITED	34
	6.4	ADVERSE CHANGES IN CONDITION	34
	6.5	REPORTS	34
	6.6	TAXES	35

7.	ADDITIONAL AGREEMENTS		36
	7.1	PROXY STATEMENT; SHAREHOLDER APPROVAL	36
	7.2	APPLICATIONS	36
	7.3	FILINGS WITH STATE OFFICES	36
	7.4	AGREEMENT AS TO EFFORTS TO CONSUMMATE	37
	7.5	INVESTIGATION AND CONFIDENTIALITY	37
	7.6	PRESS RELEASES	38
	7.7	CERTAIN ACTIONS	39
	7.8	ACCOUNTING AND TAX TREATMENT	40
	7.9	STATE TAKEOVER LAWS	40
	7.10	CHARTER PROVISIONS	40
	7.11	INTEGRATION	40
	7.12	EMPLOYEE BENEFITS AND CONTRACTS	41
	7.13	INDEMNIFICATION	42
	7.14	SHAREHOLDER VOTING AGREEMENTS	43
	7.15	REAL PROPERTY MATTERS	43
	7.16	FINANCIAL AND OTHER STATEMENTS	45
	7.17	MAINTENANCE OF INSURANCE	45
	7.18	DISCLOSURE SUPPLEMENTS	45
	7.19	FAILURE TO FULFILL CONDITIONS	45
	7.20	NON-COMPETITON AGREEMENTS	45
	7.21	CLAIMS LETTERS	46
	7.22	CONSENTS	46
	7.23	INTEREST RATE SWAP AGREEMENT	46
	7.24	HOLDBACK	46
	7.25	SERVICING AGREEMENT	46

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	7.26	LEGAL ARRANGEMENT	46
	7.27	BANK SUB ASSUMPTION AGREEMENT	47

8.	CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE		47
	8.1	CONDITIONS TO OBLIGATIONS OF EACH PARTY	47
	8.2	CONDITIONS TO OBLIGATIONS OF BANCORP, 1ST UNITED AND MERGER SUB	47
	8.3	CONDITIONS AND OBLIGATIONS OF EBI AND ENTERPRISE BANK OF FLORIDA	49

9.	TERMINATION		50
	9.1	TERMINATION	50
	9.2	EFFECT OF TERMINATION	51
	9.3	NON-SURVIVAL OF REPRESENTATIONS AND COVENANTS	52

10.	MISCELLANEOUS		52
	10.1	DEFINITIONS	52
	10.2	EXPENSES	62
	10.3	BROKERS AND FINDERS	62
	10.4	ENTIRE AGREEMENT	62
	10.5	AMENDMENTS	62
	10.6	WAIVERS	62
	10.7	ASSIGNMENT	63
	10.8	NOTICES	63
	10.9	GOVERNING LAW	64
	10.10	COUNTERPARTS	64
	10.11	CAPTIONS; ARTICLES AND SECTIONS	64
	10.12	INTERPRETATIONS	64
	10.13	ENFORCEMENT OF AGREEMENT	64
	10.14	ENFORCEMENT COSTS	64
	10.15	SEVERABILITY	65
	10.16	NO THIRD PARTY BENEFICIARIES	65
	10.17	JURISDICTION AND VENUE	65
	10.18	JURY WAIVER	65

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PLAN OF MERGER AND MERGER AGREEMENT

THIS PLAN OF MERGER AND MERGER AGREEMENT (this “Agreement”) is made and entered into as of March 22 2013, by and among 1ST UNITED BANCORP, INC., a Florida corporation (“Bancorp”), 1ST UNITED BANK., a Florida-chartered commercial bank (“1st United”), ENTERPRISE BANCORP, INC., a Florida corporation (“EBI”), and ENTERPRISE BANK OF FLORIDA, a Florida-chartered commercial bank and subsidiary of EBI (“Enterprise Bank of Florida”).

PREAMBLE

The respective Boards of Directors of Bancorp, 1st United, EBI and Enterprise Bank of Florida are of the opinion that the transactions described herein are in the best interests of the parties to this Agreement and their respective shareholders. This Agreement provides for the acquisition of (i) EBI by Bancorp pursuant to the merger of a Florida corporation to be organized by Bancorp as a wholly owned subsidiary of Bancorp (“Merger Sub”) with and into EBI (the “Holding Company Merger”), and (ii) Enterprise Bank of Florida by 1st United pursuant to the merger of  Enterprise Bank of Florida with and into 1st United, (the “Bank Merger”) (collectively, the “Mergers”). At the effective time of the Holding Company Merger, the outstanding shares of EBI Common Stock shall be converted into the right to receive cash and/or certain assets as described in this Agreement. Immediately following the effective time of the Holding Company Merger, EBI will be liquidated with and into Bancorp and, immediately thereafter, the Bank Merger will be consummated. The transactions described in this Agreement are subject to the approvals of the shareholders of EBI, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, and the Florida Office of Financial Regulation, to the extent required by law and the satisfaction of certain other conditions described in this Agreement. It is the intention of the Parties that the Holding Company Merger, for federal income tax purposes, shall qualify as a ”stock purchase” under Section 338 of the Code.

Certain terms used in this Agreement are defined in Section 10.1 of this Agreement.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the parties, intending to be legally bound, agree as follows:

1.               TRANSACTIONS AND TERMS OF MERGERS

1.1              HOLDING COMPANY MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Sub shall be merged with and into EBI in accordance with the provisions of, and with the effect provided in, Sections 607.1101, 607.1103, 607.1105, 607.1106 and 607.1107 of the FBCA. EBI shall be the surviving corporation (the “Surviving Corporation”) resulting from the Holding Company Merger and shall continue to be governed by the Laws of the State of Florida. The Holding Company Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of EBI and Bancorp. Immediately following the consummation of the Holding Company Merger, EBI shall be liquidated with and into Bancorp pursuant to Section 332 of the Code.

1.2              BANK MERGER. Subsequent to the consummation of the Holding Company Merger and the liquidation of EBI with and into Bancorp, Enterprise Bank of Florida shall be merged with and into 1st United pursuant to Sections 368 of the Code and in accordance with the provisions of and with the effect provided in Section 658.41 of the Florida Statutes on terms and subject to the provisions of the Bank Plan of Merger and Merger Agreement (“Bank Plan”), attached hereto as Exhibit 6. 1st United shall be the surviving bank (the “Surviving Bank”) resulting from the Bank Merger and shall continue to be governed by the Laws of the State of Florida. EBI shall vote the shares of Enterprise Bank of Florida Capital Stock in favor of the Bank Plan and the Bank Merger provided therein. Bancorp shall vote the shares of 1st United Capital Stock in favor of the Bank Plan and the Bank Merger provided therein.

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1.3              FORMATION AND ACQUISITION OF BANK SUB. Subject to the terms and conditions of this Agreement, prior to the Effective Time, (a) Enterprise Asset Investments, Inc. (“EAI”) and Enterprise Bank of Florida shall form a company (“Bank Sub”), to which EAI and the Bank shall transfer the assets identified on Confidential Schedule 1 to this Agreement (less any of such assets which would not be classified as special mention or any lower loan grade by 1st United as of the Effective Time, and plus all other assets of any EBI entity which are non-performing, on or immediately prior to the Closing Date) and to the extent such assets are held by EAI and/or an EAI Entity at the time of the transfer of such assets to Bank Sub (the “Bank Sub Assets”) and the outstanding capital stock of Bank Sub shall be owned by EAI and by Enterprise Bank of Florida (based upon their relative contribution of the value of the assets to Bank Sub), and (b) EAI shall merge with and into Enterprise Bank of Florida, or shall contribute to Enterprise Bank of Florida all of the shares of Bank Sub owned by EAI, such that Enterprise Bank of Florida will own all of the outstanding shares of Bank Sub. Notwithstanding the foregoing, the value of the loans and other real estate owned included in the calculation of Bank Sub Value shall not exceed $24 million unless 1st United shall loan to Warren B. Mosler at the Effective Time and upon such terms and conditions as shall be mutually acceptable to them an amount equal to the value of the loans and other real estate owned included in the calculation of Bank Sub Value in excess of $24 million. The foregoing transactions (the “Prior Transactions”) shall be effected in accordance with the provisions of the FBCA, which transactions have been approved and adopted by the respective boards of directors of EBI and Enterprise Bank of Florida.

1.4              PURCHASE OF BANK SUB AND CONSUMMATION OF MERGERS. After consummation of the Prior Transactions and immediately prior to the Effective Time, Enterprise Bank of Florida shall sell to 1st United and 1st United shall purchase from Enterprise Bank of Florida, all of the outstanding shares of Bank Sub common stock owned by Enterprise Bank of Florida for cash and in an amount equal to the value (the “Bank Sub Value”) of the Bank Sub Assets held by the EBI Entities and Bank Sub as of the end of the calendar month immediately preceding the Effective Time (the “Valuation Date”) as reported by the EBI Entities and Bank Sub in accordance with GAAP (and, as to investment securities, after taking into account unrealized gains or losses as of the Valuation Date); provided, however, that any loans included in the Bank Sub assets shall be valued without any FAS5 or FAS114 allowance or reserve for such loans. Subsequent to the consummation of the Prior Transactions and the purchase by 1st United from Enterprise Bank of Florida of all the outstanding shares of Bank Sub, the Holding Company Merger shall be consummated. Immediately following the Holding Company Merger and the liquidation of EBI with and into Bancorp, Enterprise Bank of Florida shall merge with and into 1st United with 1st United being the Surviving Bank in such merger, and such merger shall be effected in accordance with provisions of and with the effect provided in Section 658.41 of the Florida Statutes. The purchase price paid by 1st United to Enterprise Bank of Florida for all of the outstanding shares of Bank Sub, and the certificates for such shares, shall be placed with an escrow agent and pursuant to an escrow agreement in each case mutually acceptable to 1st United and Enterprise Bank of Florida which will provide that the purchase price and the certificates for shares of Bank Sub will be held by the escrow agent pending consummation of the Mergers and, if the Mergers do not occur, then the purchase price paid by 1st United shall be returned to 1st United by the escrow agent and the certificates for the outstanding shares of Bank Sub held by the escrow agent shall be returned to Enterprise Bank of Florida.

1.5              TIME AND PLACE OF CLOSING. The closing of the transactions contemplated hereby (the “Closing”) will take place at the close of business on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 a.m.), or at such other time as the Parties, acting through their authorized officers, may mutually agree. The Closing shall be held at such location as may be mutually agreed upon by the Parties or may be conducted by mail or facsimile as may be mutually agreed upon by the Parties.

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1.6              EFFECTIVE TIME. The Holding Company Merger shall become effective on the date and at the time the Articles of Merger reflecting the Holding Company Merger shall become effective with the Secretary of State of the State of Florida (the “Effective Time”). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the authorized officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur within 60 days after the last to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Mergers, and (ii) the date on which the shareholders of EBI approve this Agreement to the extent such approval is required by applicable Law. The actual Effective Time within the 60-day period shall be mutually agreed upon by 1st United and EBI

1.7              ARTICLES OF INCORPORATION. The Articles of Incorporation of Merger Sub in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until duly amended or repealed. The Articles of Incorporation of 1st United in effect immediately prior to the effective time of the Bank Merger shall be the Articles of Incorporation of the Surviving Bank after the Bank Merger until duly amended or repealed.

1.8              BYLAWS. The Bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until duly amended or repealed. The Bylaws of 1st United in effect immediately prior to the effective time of the Bank Merger shall be the Bylaws of the Successor Bank after the Bank Merger until duly amended or repealed.

1.9              DIRECTORS AND OFFICERS. The directors of Merger Sub in office immediately prior to the Effective Time, together with such persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation. The officers of Merger Sub in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation. The directors of 1st United in office immediately prior to the effective time of the Bank Merger, together with such persons as may thereafter be elected, shall serve as the directors of Successor Bank from and after the effective time of the Bank Merger in accordance with the Bylaws of Successor Bank. The officers of 1st United in office immediately prior to the effective time of the Bank Merger, together with such additional persons as may thereafter be elected, shall serve as the officers of Successor Bank from and after the effective time of the Bank Merger in accordance with the Bylaws of Successor Bank.

2.               MANNER OF CONVERTING SHARES

2.1              CONVERSION OF SHARES. Subject to the provisions of this ARTICLE 2, at the Effective Time, by virtue of the Holding Company Merger and without any action on the part of Bancorp, 1st United, EBI, or Enterprise Bank of Florida or the shareholders of the foregoing, the shares of the constituent corporations shall be converted as follows:

(a)                Each share of Bancorp Capital Stock and 1st United Capital Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time and shall be unaffected by the Mergers.

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(b)               Each share of EBI Common Stock, excluding shares held by any EBI Entity or any Bancorp Entity, in each case other than in a fiduciary capacity or as a result of debts previously contracted, and excluding shares held by shareholders who perfect their statutory dissenters’ rights as provided in Section 2.3, issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive consideration equal to the Per Share Consideration for each such share. The “Per Share Consideration” shall be an amount equal to the quotient obtained by dividing (i) the Total Consideration, by (ii) the number of shares of EBI Common Stock issued and outstanding as of the Effective Time. The “Total Consideration” shall mean the sum of (i) $2,000,000, plus (ii) the product of (a) one-tenth (1/10), times (b) the total consolidated assets of EBI computed in accordance with GAAP on the Valuation Date, times (c) 1.25, and plus (iii) the positive difference of the EBI Tangible Book Value, less 10% of the total consolidated assets of EBI computed in accordance with GAAP on the Valuation Date. For purposes of calculating Total Consideration, the amount of one-tenth (1/10) times the total consolidated assets of EBI computed in accordance with GAAP on the Valuation Date shall not exceed the EBI Tangible Book Value. The total consolidated assets of EBI computed in accordance with GAAP on the Valuation Date shall exclude assets purchased by an EBI Entity pursuant to Section 6.2(o) and held on the Valuation Date. Each holder (other than Warren Mosler and his Affiliates) of a share of EBI Common Stock shall be entitled to a cash payment from Bancorp equal to the Per Share Cash Consideration; provided, however, only the Closing Date Per Share Consideration shall be payable on the Closing Date and the Per Share Holdback Amount, if any, shall be payable as set forth in Section 7.24 . Mr. Mosler and his Affiliates shall be entitled to receive from Bancorp an amount equal to the Per Share Consideration multiplied by the number of shares of EBI Common Stock held by Mr. Mosler and his Affiliates at the Effective Time; provided, however, only the Closing Date Per Share Consideration shall be payable on the Closing Date and the Per Share Holdback Amount, if any, shall be payable as set forth in Section 7.24. The Closing Date Per Share Consideration shall be paid to Mr. Mosler and his Affiliates in the form of all of the outstanding shares of Bank Sub held by 1st United and the Per Share Holdback Amount, if any, shall be paid in cash. To the extent that the Bank Sub Value is less than the consideration that Mr. Mosler and his Affiliates are entitled to receive pursuant to this Section 2.1(b), then the difference shall be paid to them by Bancorp in cash at the time specified in Section 7.24. To the extent that the consideration payable to Mr. Mosler and his Affiliates pursuant to this Section 2.1(b) is less than the Bank Sub Value, then the difference shall be paid by Mr. Mosler and his Affiliates to Bancorp in cash at the Closing. The cash amount payable per share of EBI Common Stock payable to EBI shareholders other than Mr. Mosler and his Affiliates pursuant to this Section 2.1(b) is referred to as the “Per Share Cash Consideration.”

(c)                Each share of Merger Sub’s common stock issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued share of common stock of the Surviving Corporation.

(d)               On or before the tenth day following the Valuation Date, EBI shall deliver to Bancorp its calculations of the Bank Sub Value, the Per Share Consideration and the Total Consideration, accompanied by all accounting workpapers and other supporting documentation reasonably necessary to verify by such computations. EBI’s determination of such computation shall be binding upon Bancorp, unless Bancorp shall object to such computations within five (5) business days after receiving such computations. Any notice objecting to such computations shall set forth in reasonable detail the basis for such objection. If the Parties are unable to resolve such dispute within five (5) business days after receipt of written objection, then the dispute shall be submitted to and determined by an accounting firm selected by agreement of the Parties, which firm shall within ten (10) days of such submission render its computation of the Bank Sub Value, the Per Share Consideration and the Total Consideration, and its computations shall be final and binding upon the Parties (with each of EBI and Bancorp paying one-half of the expenses of such accounting firm incurred pursuant to this Section).

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2.2              SHARES HELD BY ENTERPRISE BANK OF FLORIDA ENTITIES. Each of the shares of EBI Common Stock held by any EBI Entity other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

2.3              DISSENTING SHAREHOLDERS. Any holder of shares of EBI Common Stock who perfects such holder’s dissenters’ rights (the aggregate shares of all such holders constituting the “Dissenting Shares”) in accordance with and as contemplated by Sections 607.1301-1333 of the FBCA shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of the FBCA and surrendered to Bancorp, the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting shareholder of EBI fails to perfect, or effectively withdraws or loses, his or her right to appraisal and of payment for his or her shares subject to Bancorp’s consent in its sole discretion, Bancorp shall issue and deliver the consideration to which such holder of shares of EBI Common Stock is entitled under this ARTICLE 2 (without interest) upon surrender by such holder of the certificate or certificates representing shares of EBI Common Stock held by such holder.

2.4              EQUITY RIGHTS. Immediately prior to the Effective Time, each outstanding Equity Right to acquire shares of EBI Capital Stock shall automatically become vested and shall be cancelled and converted into the right to receive a cash payment equal to the positive difference, if any, between (a) the Per Share Cash Consideration, less (b) the exercise price of such Equity Right.

3.               EXCHANGE OF SHARES

3.1              EXCHANGE PROCEDURES.

(a)                Bancorp shall cause an exchange agent selected by it (the “Exchange Agent”) to mail within five (5) business days after the Effective Time (which date shall be referred to as the “Transmittal Date”), to each holder of record of a certificate or certificates which represented shares of EBI Common Stock immediately prior to the Effective Time (the “Certificates”) a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent) containing instructions for use in effecting the surrender of the EBI stock certificates. The Certificate or Certificates of EBI Common Stock so delivered shall be duly endorsed as the Exchange Agent may require.

(b)               Upon surrender of a Certificate for exchange and cancellation to Bancorp, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to promptly receive in exchange therefor the consideration which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of ARTICLE 2 and the Certificate so surrendered shall forthwith be canceled.

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(c)                In the event of a transfer of ownership of shares of EBI Common Stock represented by Certificates that are not registered in the transfer records of EBI, the consideration provided in ARTICLE 2 may be issued to a transferee if the Certificates representing such shares are delivered to the Exchange Agent, accompanied by all documents required to evidence such transfer and by evidence satisfactory to the Exchange Agent that any applicable stock transfer taxes have been paid. If any Certificate shall have been lost, stolen, mislaid or destroyed, upon receipt of (i) an affidavit of that fact from the holder claiming such Certificate to be lost, mislaid, stolen or destroyed, (ii) such bond, security or indemnity as Bancorp and the Exchange Agent may reasonably require and (iii) any other documents necessary to evidence and effect the bona fide exchange thereof, the Exchange Agent shall issue to such holder the consideration into which the shares represented by such lost, stolen, mislaid or destroyed Certificate shall have been converted. The Exchange Agent may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate. After the Effective Time, each holder of shares of EBI Common Stock (other than shares to be canceled pursuant to Section 2.2 or as to which statutory dissenters’ rights have been perfected as provided in Section 2.3) issued and outstanding at the Effective Time shall surrender the Certificate or Certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided pursuant to ARTICLE 2. Bancorp shall not be obligated to deliver the consideration to which any former holder of EBI Common Stock is entitled as a result of the Holding Company Merger until such holder surrenders such holder’s Certificate or Certificates for exchange as provided in this Section 3.1. Any other provision of this Agreement notwithstanding, neither Bancorp nor the Exchange Agent shall be liable to a holder of EBI Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar Law. Adoption of this Agreement by the shareholders of EBI shall constitute ratification of the appointment of the Exchange Agent.

3.2              RIGHTS OF FORMER EBI SHAREHOLDERS. At the Effective Time, the stock transfer books of EBI shall be closed as to holders of EBI Common Stock immediately prior to the Effective Time and no transfer of EBI Common Stock by any such holder shall thereafter be made or recognized. Assuming the Holding Company Merger is consummated, until surrendered for exchange in accordance with the provisions of Section 3.1, each Certificate therefor representing shares of EBI Common Stock (other than shares to be canceled or surrendered pursuant to Sections 2.2 and 2.3 respectively) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in ARTICLE 2 in exchange therefor.

3.3              RETURN OF EXCHANGE FUND. At any time following the six (6) month period after the Effective Time, Bancorp shall be entitled to require the Exchange Agent to deliver to it any portions of the cash and assets which had been made available to the Exchange Agent and not disbursed to holders of Certificates (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to Bancorp (subject to abandoned property, escheat and other similar laws) with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them.

3.4              WITHHOLDING. Bancorp or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of Certificates such amounts as any Bancorp Entity or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable Law. To the extent that such amounts are properly withheld by a Bancorp Entity or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Certificates in respect of whom such deduction and withholding were made by Bancorp or the Exchange Agent.

4.               REPRESENTATIONS AND WARRANTIES OF EBI AND ENTERPRISE BANK OF FLORIDA

EBI and Enterprise Bank of Florida hereby jointly and severally represent and warrant to Bancorp as follows:

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4.1              ORGANIZATION, STANDING, AND POWER.

(a)                EBI is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Florida, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. EBI is duly qualified or licensed to transact business and in good standing in the jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, an EBI Material Adverse Effect. The minute books and other organizational documents and corporate records (including EBI’s Articles of Incorporation and Bylaws) for EBI have been made available to 1st United for its review and, except as disclosed in Section 4.1(a) of the EBI Disclosure Memorandum, are true and complete in all Material respects as in effect as of the date of this Agreement and accurately reflect in all Material respects all amendments thereto and all proceedings of the Board of Directors and shareholders thereof.

(b)               Enterprise Bank of Florida is a state-chartered bank duly organized, validly existing, and in good standing under the Laws of Florida, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. Enterprise Bank of Florida is duly qualified or licensed to transact business and in good standing in the jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, an EBI Material Adverse Effect. The minute books and other organizational documents and corporate records (including Enterprise Bank of Florida’s Articles of Incorporation and Bylaws) for Enterprise Bank of Florida have been made available to 1st United for its review and, except as disclosed in Section 4.1(b) of the EBI Disclosure Memorandum, are true and complete in all Material respects as in effect as of the date of this Agreement and accurately reflect in all Material respects all amendments thereto and all proceedings of the Board of Directors and shareholders thereof.

4.2              AUTHORITY OF EBI AND ENTERPRISE BANK OF FLORIDA; NO BREACH BY AGREEMENT.

(a)                Each of EBI and Enterprise Bank of Florida has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Mergers, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of EBI and Enterprise Bank of Florida, subject to the approval of this Agreement by the holders of a majority of the outstanding shares of EBI Common Stock and a majority of the outstanding shares of Enterprise Bank of Florida Common Stock, which are the only shareholder votes required for approval of this Agreement and consummation of the Mergers by EBI and Enterprise Bank of Florida, and subject to receipt of the requisite Consents referred to in Sections 8.1(b) and 8.1(c). Subject to such requisite shareholder approval, this Agreement represents a legal, valid, and binding obligation of EBI and Enterprise Bank of Florida, enforceable against EBI and Enterprise Bank of Florida in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any such proceeding may be brought).

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(b)               Neither the execution and delivery of this Agreement by EBI and Enterprise Bank of Florida, nor the consummation by EBI and Enterprise Bank of Florida of the transactions contemplated hereby, nor compliance by EBI and Enterprise Bank of Florida with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of EBI’s Articles of Incorporation or Bylaws or the certificate or articles of incorporation of any EBI Subsidiary or any resolution adopted by the board of directors or the shareholders of any EBI Entity, (ii) except as disclosed in Section 4.2(b) of the EBI Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any EBI Entity under, any Contract or Permit of any EBI Entity, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, an EBI Material Adverse Effect or where such event would cause a breach hereof or a Default hereunder, or (iii) subject to receipt of the requisite Consents referred to in Sections 8.1(b) and 8.1(c), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any EBI Entity or their respective Material Assets (including any 1st United Entity or any EBI Entity becoming subject to or liable for the payment of any Tax on any of the Assets owned by any 1st United Entity or any EBI Entity being reassessed or revalued by any taxing authority).

(c)                Other than Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, an EBI Material Adverse Effect, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by EBI or Enterprise Bank of Florida of the Mergers and the other transactions contemplated in this Agreement.

4.3              CAPITAL STOCK.

(a)                The authorized capital stock of EBI consists of (i) 20,000,000 shares of EBI Common Stock, of which 7,576,652 shares are issued and outstanding as of the date of this Agreement and not more than 7,576,652 shares will be issued and outstanding at the Effective Time, and (ii) no shares of preferred stock are authorized, issued or outstanding. All of the issued and outstanding shares of EBI Capital Stock of are duly and validly issued and outstanding and are fully paid and nonassessable under the FBCA. None of the outstanding shares of EBI Capital Stock has been issued in violation of any preemptive rights of the current or past shareholders of EBI.

(b)               The authorized capital stock of Enterprise Bank of Florida consists of (i) 20,000,000 shares of Enterprise Bank of Florida Common Stock, of which 6,805,123 shares are issued and outstanding as of the date of this Agreement and not more than 6,805,123 shares will be issued and outstanding at the Effective Time, and (ii) no shares of preferred stock are authorized, issued or outstanding. All of the issued and outstanding shares of Enterprise Bank of Florida Capital Stock of are duly and validly issued and outstanding and are fully paid and nonassessable under the FBCA. None of the outstanding shares of Enterprise Bank of Florida Capital Stock has been issued in violation of any preemptive rights of the current or past shareholders of Enterprise Bank of Florida.

(c)                Except as set forth in Sections 4.3(a) and 4.3(b), or as disclosed in Section 4.3 of the EBI Disclosure Memorandum, there are no shares of EBI Capital Stock, Enterprise Bank of Florida Capital Stock, or other equity securities of EBI or Enterprise Bank of Florida outstanding and no outstanding Equity Rights relating to EBI Capital Stock or Enterprise Bank of Florida Capital Stock.

4.4              INVESTMENTS; SUBSIDIARIES.

(a)                EBI and Enterprise Bank of Florida have disclosed in Section 4.4(a) of the EBI Disclosure Memorandum all of the EBI Subsidiaries that are corporations (identifying its jurisdiction of incorporation, each jurisdiction in which it is qualified and/or licensed to transact business, and the number of shares owned and percentage ownership interest represented by such share ownership) and all of the EBI Subsidiaries that are general or limited partnerships, limited liability companies, trusts or other non-corporate entities (identifying the Law under which such entity is organized, each jurisdiction in which it is qualified and/or licensed to transact business, the type of entity and the amount and nature of the ownership interest therein). EBI or one of its wholly-owned Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each EBI Subsidiary. Since inception, neither EBI nor Enterprise Bank of Florida has had any Subsidiary, other than Enterprise Bank of Florida being a Subsidiary of EBI and EAI being a Subsidiary of EBI.

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(b)               No capital stock (or other equity interest) of any EBI Subsidiary is or may become required to be issued (other than to another EBI Entity) by reason of any Equity Rights, and there are no Contracts by which any EBI Subsidiary is bound to issue (other than to another EBI Entity) additional shares of its capital stock (or other equity interests) Equity Rights or, except as disclosed in Section 4.4(b) of the EBI Disclosure Memorandum by which any EBI Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of any EBI Subsidiary (other than to another EBI Entity).

(c)                There are no Contracts relating to the rights of any EBI Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of any EBI Subsidiary.

(d)               All of the shares of capital stock (or other equity interests) of each EBI Subsidiary held by a EBI Entity are fully paid and (except pursuant to 12 U.S.C. § 55 in the case of national banks and comparable, applicable state Law, if any, in the case of state depository institutions) nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the EBI Entity free and clear of any Lien.

(e)                Except as disclosed in Section 4.4(e) of the EBI Disclosure Memorandum, each EBI Subsidiary is either a bank, a savings association, or a corporation, and each such subsidiary is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each EBI Subsidiary is duly qualified or licensed to transact business and in good standing in the jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, an EBI Material Adverse Effect. Each EBI Subsidiary that is a depository institution is an “insured institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Deposit Insurance Fund up to applicable limits, and all premiums and assessments required to be paid in connection therewith have been paid when due.

(f)                The minute books, and other organizational and corporate documents for each EBI Subsidiary have been made available to 1st United for its review, and, except as disclosed in Section 4.4(f) of the EBI Disclosure Memorandum, are true and complete in all Material respects as in effect as of the date of this Agreement and accurately reflect in all Material respects all amendments thereto and all proceedings of the Board of Directors, all committees of the Board of Directors and shareholders thereof.

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4.5              FINANCIAL STATEMENTS.

(a)                Each of the EBI Financial Statements was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements), and fairly presents in all Material respects the consolidated financial position of EBI and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be Material in amount or effect.

(b)               Except as disclosed in Section 4.5(b) of the EBI Disclosure Memorandum, the records, systems, controls, data and information of EBI are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of EBI or its accountants (including all means of access thereto and therefrom).

(c)                Since December 31, 2009, (i) Neither EBI nor, to the Knowledge of EBI, any director, officer, employee, auditor, accountant or Representative of any EBI Entity has received or otherwise had or obtained knowledge of any Material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of EBI or its internal accounting controls, including any Material complaint, allegation, assertion or claim that EBI has engaged in questionable accounting or auditing practices, and (ii) no attorney representing EBI, or other Person, whether or not employed by EBI, has reported evidence of a Material violation of Law or breach of fiduciary duty by EBI or any of its officers, directors, employees or agents to the Board of Directors or senior management of EBI or any committee thereof or to any director or officer of EBI.

4.6              ABSENCE OF UNDISCLOSED LIABILITIES. No EBI Entity has any Liabilities that are reasonably likely to have, individually or in the aggregate, an EBI Material Adverse Effect, except Liabilities which are accrued or reserved against in the consolidated balance sheets of EBI as of December 31, 2012, included in the EBI Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto. Except as set forth in Section 4.6 of the EBI Disclosure Memorandum, no EBI Entity has incurred or paid any Liability since December 31, 2012, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, an EBI Material Adverse Effect or (ii) in connection with the transactions contemplated by this Agreement.

4.7              ABSENCE OF CERTAIN CHANGES OR EVENTS.

(a)                Since December 31, 2012, except as disclosed in the EBI Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 4.7(a) of the EBI Disclosure Memorandum, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, an EBI Material Adverse Effect, and (ii) the EBI Entities have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a Material breach or violation of any of the covenants and agreements of EBI provided in ARTICLE 6.

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(b)               Since December 31, 2012, through and including the date of this Agreement, except as set forth in Section 4.7(b) of the EBI Disclosure Memorandum, EBI has not (i) except for (A) normal increases for employees made in the ordinary course of business consistent with past practice, or (B) as required by applicable law, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 2012 (which amounts have been previously made available to 1st United), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus other than the customary year-end bonuses in amounts consistent with past practice, (ii) granted any right to acquire any shares of EBI Capital Stock other than grants to employees, (iii) increased or established any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, (iv) made any Material election for federal or state income tax purposes, (v) made any Material change in the credit policies or procedures of EBI or Enterprise Bank of Florida, the effect of which was or is to make any such policy or procedure less restrictive in any Material respect, (vi) made any material acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into other than loans and loan commitments, (vii) entered into any lease of real or personal property requiring annual payments in excess of $50,000, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice, (viii) changed any accounting methods, principles or practices of EBI affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy or (ix) suffered any strike, work stoppage, slow-down, or other labor disturbance.

4.8              TAX MATTERS.

(a)                Filing of Tax Returns. Each EBI Entity has timely filed with the appropriate taxing authorities all Returns (including, without limitation, information returns and other Material information) in respect of Taxes that it is required to file through the date hereof. All such Returns are, and the information contained therein is, complete and accurate in all Material respects. Except as specified in Section 4.8(a) of the EBI Disclosure Memorandum, no EBI Entity has requested any extension of time within which to file Returns (including, without limitation, information returns) in respect of any Taxes. EBI and Enterprise Bank of Florida have made available to 1st United copies of the federal, state, foreign and local income tax returns of each EBI Entity. Except as set forth in Section 4.8(a) of the EBI Disclosure Memorandum, no EBI Entity has derived income from or operated a trade or business in any foreign country, state or locality.

(b)               Payment of Taxes. All Taxes in respect of periods beginning before the date hereof (i) if due and payable, have been timely paid, (ii) if not yet due and payable, have an adequate reserve established therefor in accordance with GAAP, as set forth in Section 4.8(b) of the EBI Disclosure Memorandum, or (iii) are being contested in good faith by an EBI Entity pursuant to appropriate proceedings which are being diligently pursued and an adequate reserve therefor has been established in accordance with GAAP, as set forth in Section 4.8(b) of the EBI Disclosure Memorandum. No EBI Entity has any Material Liability for Taxes in excess of the amounts so paid or reserves so established. Each EBI Entity has, within the time and manner prescribed by applicable Law, rules and regulations, withheld and paid over to the proper taxing or other governmental authorities all Taxes required to be withheld and paid over. Except (i) acts, events or omissions that are ordinary business activities, (ii) to the extent relating to income an EBI Entity receives after the Closing, or (iii) as set forth in Section 4.8(b) of the EBI Disclosure Memorandum, no acts, events or omissions have occurred on or before the Closing Date that would result in Material Taxes for which any EBI Entity is or may become liable that will apply in a period or a portion thereof beginning on or after the Closing Date.

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(c)                Audit History. There are no deficiencies for Taxes claimed, proposed or assessed that have not yet been fully and finally resolved and, if such resolution required payment of any Taxes, such payment has been made. Except as set forth in Section 4.8(c) of the EBI Disclosure Memorandum, there are no pending or, to EBI’s Knowledge or to Enterprise Bank of Florida’s Knowledge, threatened audits, investigations or claims for or relating to Taxes, and there are no matters under discussion with any taxing or other governmental authority with respect to Taxes. Audits of federal, state, foreign and local Returns for Taxes of any EBI Entity by the relevant taxing authorities have been completed for each period set forth in Section 4.8(c) of the EBI Disclosure Memorandum. Except as set forth in Section 4.8(c) of the EBI Disclosure Memorandum, no extension of a statute of limitations relating to Taxes is in effect with respect to any EBI Entity.

(d)               Tax Elections.

1.                  All Material elections with respect to Taxes affecting any EBI Entity that are effective as of the date hereof are set forth in Section 4.8(d) of the EBI Disclosure Memorandum.

2.                  No EBI Entity: (i) has agreed, or is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (ii) has made an election or is required, to treat any Asset of any EBI Entity as owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately before enactment of the Tax Reform Act of 1986, (iii) owns tax-exempt bond financed property within the meaning of Section 168(g) of the Code, or (iv) owns tax-exempt use property within the meaning of Section 168(h)(1) of the Code.

(e)                Asset Liens. There are no Liens for Taxes (other than for current Taxes not yet due and payable) on any Assets of any EBI Entity.

(f)                Tax Rulings/Binding Agreement. No EBI Entity has requested or received any ruling from any taxing authority, or signed any binding agreement with any taxing authority (including, without limitation, any advance pricing agreement), that would affect the amount of Taxes after the Closing Date.

(g)                Power of Attorney. Except as set forth in Section 4.8(g) of the EBI Disclosure Memorandum, there is no power of attorney currently in force granted by any EBI Entity relating to Taxes.

(h)               Prior Affiliated Groups. Section 4.8(h) of the EBI Disclosure Memorandum lists all combined consolidated or unitary groups of which each EBI Entity has been a member and which has filed a combined, consolidated or unitary return for federal, state, local or foreign tax purposes.

(i)                 Tax-Sharing Agreements. Except as set forth in Section 4.8(i) of the EBI Disclosure Memorandum), no EBI Entity is a party to a Tax-sharing agreement, Tax indemnity agreement, or any similar arrangement.

(j)                 Existing Partnerships and Single Member LLCs. Except as set forth in Section 4.8(j) of the EBI Disclosure Memorandum, no EBI Entity (i) is subject to any joint venture, partnership or other agreement or arrangement which is treated as a partnership for federal income tax purposes, (ii) owns a single member limited liability company which is treated as a disregarded entity, or (iii) owns a qualified Subchapter S subsidiary which is treated as a disregarded entity under the Code.

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(k)               Parachute Payments. Except as set forth in Section 4.8(k) of the EBI Disclosure Memorandum, no EBI Entity has made or become obligated to make, or will, as a result of any event connected with the merger of EBI with 1st United or any other transaction contemplated herein, make or become obligated to make, any “excess parachute payment” as defined in Section 280G of the Code (without regard to subsection (b)(4) thereof).

(l)                 Balance of Intercompany Items. Except as set forth in Section 4.8(l) of the EBI Disclosure Memorandum, all items of income, gain, deduction or loss from an intercompany transaction will be taken into account as of the Closing Date under the matching and acceleration rules of Treas. Reg. Sections 1.1502-13.

(m)             Debt or Stock of Acquiring Group. No EBI Entity owns any debt obligation of a 1st United Entity or any 1st United Capital Stock.

(n)               Compliance with Section 6038A. Each EBI Entity has complied with all reporting and record-keeping requirements under Section 6038A of the Code with respect to certain foreign-owned companies and transactions with certain related parties.

(o)               FIRPTA. No EBI Entity is a “foreign person” as defined in Section 1445(f)(3) of the Code.

(p)               Permanent Establishment. No EBI Entity has, or has had, a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States of America and any such foreign country.

(q)               Security for Tax-Exempt Obligations. None of the Assets of any EBI Entity directly or indirectly secures any debt, the interest on which is tax-exempt under Section 103(a) of the Code.

(r)                 U.S. Real Property Holding Corporation. No EBI Entity is, or has been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(s)                Tax Basis and Tax Attributes. Section 4.8(s) of the EBI Disclosure Memorandum sets forth as of the date hereof (i) the basis of each EBI Entity in its Assets, (ii) the current and accumulated earnings and profits of each EBI Entity, and (iii) the amount of any net operating loss, net capital loss, unused investment credit or other credit, unused foreign tax, or excess charitable contribution allocable to each EBI Entity.

(t)                 Unpaid Tax. The unpaid Taxes of each EBI Entity do not exceed the reserve for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth or included in the most recent EBI Financial Statements as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of EBI.

(u)               Tax Ownership. Each Asset with respect to which each EBI Entity claims depreciation, amortization or similar expense for Tax purposes is owned for Tax purposes by such EBI Entity.

(v)               Section 197 Elections. No EBI Entity has made or is bound by any election under Section 197 of the Code.

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4.9              ALLOWANCE FOR POSSIBLE LOAN LOSSES. Management of EBI has reasonably and in good faith concluded that the allowances for possible loan and lease credit losses (collectively, the “Allowance”) shown on the EBI Financial Statements as of the date hereof and immediately prior to the Effective Time will be, as of the date thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for all known or reasonably anticipated losses relating to or inherent in the loan and lease portfolio (including accrued interest receivables) of the EBI Entities and other extensions of credit (including letters of credit) by the EBI Entities as of the dates thereof, and neither EBI nor Enterprise Bank of Florida has been advised by any Regulatory Authority that the Allowance or methodology for determining such Allowance is inadequate.

4.10          ASSETS.

(a)                Except as disclosed in Section 4.10(a) of the EBI Disclosure Memorandum or as disclosed or reserved against in the EBI Financial Statements delivered prior to the date of this Agreement, each EBI Entity has good, marketable, and insurable title, free and clear of all Liens, to all of its Assets. All tangible properties used in the businesses of each EBI Entity are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with such EBI Entity’s past practices.

(b)               All Assets which are Material to the business of either EBI and Enterprise Bank of Florida, held under leases or subleases by any EBI Entity, are held under valid Contracts enforceable by an EBI Entity and to the Knowledge of EBI or to the Knowledge of Enterprise Bank of Florida as to the counterparty to such Contracts in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), there are no Defaults under such Contract and no event(s) has occurred, which with the giving of notice or passage of time would cause such a Default to occur, and each such Contract is in full force and effect.

(c)                Each EBI Entity currently maintains the insurance coverage set forth in Section 4.10(c) of the EBI Disclosure Memorandum. None of the EBI Entities has received notice from any insurance carrier that (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be Materially increased. Except as set forth in Section 4.10(c) of the EBI Disclosure Memorandum, there are presently no claims for amounts exceeding in any individual case $25,000, or in the aggregate $100,000, pending under such policies of insurance and no notices of claims in excess of such amounts have been given by any EBI Entity under such policies.

(d)               The Assets of each EBI Entity include all Assets required to operate the business of the EBI Entities as presently conducted.

(e)                Except as disclosed and described in detail in Section 4.10(e) of the EBI Disclosure Memorandum, neither EBI nor any EBI Subsidiary holds any deposits or has made any loans to any individuals or related group of individuals which (i) in the case of deposits, individually or in the aggregate exceed $1 million, or (ii) in the case of loans, individually or in the aggregate exceed $1 million.

(f)                Section 4.10(f) of the EBI Disclosure Memorandum contains a true and complete list and a brief description of all real property (other than properties in the OREO Portfolio) owned by EBI or Enterprise Bank of Florida (including the improvements thereon, the “Owned Real Property”) and a true and complete list of all real property leased or subleased (whether as tenant or subtenant) by EBI or Enterprise Bank of Florida (including the improvements thereon, the “Leased Real Property”, and together with the Owned Real Property, the “Real Property”). The business conducted by EBI and Enterprise Bank of Florida does not require any real property other than the Real Property.

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(g)                An EBI Entity has good fee simple title to all Owned Real Property and valid leasehold estates in all Leased Real Property, in each case free and clear of all Liens. An EBI Entity has exclusive possession and the right of use of each of the Real Properties. The Real Property is structurally sound and in good operating condition, maintenance and repair. With respect to each Leased Real Property, (i) the entirety of such Leased Real Property is leased by Bank pursuant to the applicable leases described in Section 4.10(f) of the EBI Disclosure Memorandum, which each such lease (x) is in full force and effect, and has not been amended or modified and (y) constitutes the entire agreement with respect to the leasing by Enterprise Bank of Florida of the Leased Real Property, (ii) a copy of the lease (together with any amendments, extensions, renewals, guaranties and other agreements with respect thereto) heretofore delivered by EBI is a true and complete copy of the original thereof, (iii) all rent due and payable (as of the date hereof) under such lease has been paid, (iv) the Leased Real Property has been maintained in accordance with such lease, and (v) no EBI Entity is in Default under the lease, nor is the landlord in Default under the lease.

(h)               There are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any Owned Real Property or any Leased Real Property, including EBI’s and Enterprise Bank of Florida’s banking facilities and all other real estate or foreclosed properties and any improvements thereon, except as set forth in Section 4.10(h) of the EBI Disclosure Memorandum. Each lease for the Leased Real Property that requires the consent of the lessor or its agent resulting from the Mergers by virtue of the terms of such lease is listed in Section 4.10(h) of the EBI Disclosure Memorandum identifying the section of the lease that contains such prohibition or restriction.

(i)                 Except as set forth in Section 4.10(i) of the EBI Disclosure Memorandum, there are no outstanding contracts for sale, options or rights of first refusal to purchase any Real Property or any portion thereof or interest therein.

(j)                 There are no parties (other than any EBI Entities) in possession of any Real Property, other than tenants under any leases disclosed in Section 4.10(j) of the EBI Disclosure Memorandum, who are in possession of space to which they are entitled.

(k)               Each real property owned or leased by any EBI Entities and which is used in the ordinary course of EBI’s or Enterprise Bank of Florida’s banking business is supplied with utilities and other services necessary for the operation of such facilities, including gas, electricity, water, telephone, sanitary sewer, and storm sewer, all of which services are adequate in accordance with all applicable Law and are provided via public roads or via permanent, irrevocable, appurtenant easements benefiting such property.

(l)                 Except as set forth in the Section 4.10(l) of the EBI Disclosure Memorandum, each Real Property owned or leased by EBI or Enterprise Bank of Florida and which is used in the ordinary course of EBI’s or Enterprise Bank of Florida’s banking business has direct vehicular access to a public road, or has access to a public road via permanent, irrevocable, appurtenant easements benefiting the parcel of Real Property.

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4.11          INTELLECTUAL PROPERTY. Each EBI Entity owns or has a license to use all of the Intellectual Property used by such EBI Entity in the course of its business. Each EBI Entity is the owner of or has a license to any Intellectual Property sold or licensed to a third party by such EBI Entity in connection with such EBI Entity’s business operations, and such EBI Entity has the right to convey by sale or license any Intellectual Property so conveyed. No EBI Entity is in Default under any of its Intellectual Property licenses. No proceedings have been instituted, or are pending or to the Knowledge of EBI threatened, which challenge the rights of any EBI Entity with respect to Intellectual Property used, sold or licensed by such EBI Entity in the course of its business, nor has any Person claimed or alleged any rights to such Intellectual Property. The conduct of the business of any EBI Entity does not infringe any Intellectual Property of any other Person. Except as disclosed in Section 4.11 of the EBI Disclosure Memorandum, no EBI Entity is obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property. Except as disclosed in Section 4.11 of the EBI Disclosure Memorandum, every officer, director, or employee of any EBI Entity is a party to a Contract which requires such officer, director or employee to assign any interest in any Intellectual Property to an EBI Entity and to keep confidential any trade secrets, proprietary data, customer information, or other business information of any EBI Entity, and to the Knowledge of EBI or to the Knowledge of Enterprise Bank of Florida, no such officer, director or employee is party to any Contract with any Person other than any EBI Entity which requires such officer, director or employee to assign any interest in any Intellectual Property to any Person other than EBI or to keep confidential any trade secrets, proprietary data, customer information, or other business information of any Person other than any EBI Entity. Except as disclosed in Section 4.11 of the EBI Disclosure Memorandum, no officer, director or, to the Knowledge of EBI or to the Knowledge of Enterprise Bank of Florida, any employee of any EBI Entity is party to any Contract which restricts or prohibits such officer, director or employee from engaging in activities competitive with any Person, including any EBI Entity.

4.12          ENVIRONMENTAL MATTERS.

(a)                Each EBI Entity, its Participation Facilities, its Operating Properties, and each of its respective current and former properties, are and have been, at all times, in compliance in all Material respects with all Environmental Laws.

(b)               Each EBI Entity, its Participation Facilities, its Operating Properties, and each of its respective current and former properties, have not, at any time, generated, manufactured, processed, distributed, treated, stored, transported, used, or handled any Hazardous Material or disposed of, or arranged for the disposal of, any Hazardous Material.

(c)                There has not occurred, nor is there presently occurring, nor is there any basis for the occurrence of, any emission, release, discharge, spill, or disposal, or any threatened emission, release, discharge, spill, or disposal, of any Hazardous Material at, in, on, upon, about, into, beneath, adjacent to, or affecting (or potentially affecting) any EBI Entity’s Operating Properties or Participation Facilities, or to the Knowledge of EBI or Enterprise Bank of Florida, any property located adjacent to, or otherwise in close physical proximity to, any respective current or former properties of any EBI Entity, that was caused by, contributed to, exacerbated by, or otherwise affected or adversely affected by (or potentially affected or adversely affected by), the acts or omissions of an EBI Entity or any of its Participation Facilities or its Operating Properties, including, but not limited to, (i) in an amount requiring, or reasonably requiring, a notice, notification, or report to be made to a governmental agency or authority pursuant to Environmental Laws or (ii) in violation or noncompliance, or alleged violation or noncompliance, of Environmental Laws.

(d)               Each EBI Entity, its Participation Facilities, its Operating Properties, and each of its respective current and former properties, have not, at any time, disposed of or arranged for the disposal of Hazardous Material at or upon: (i) any location other than a site lawfully permitted to receive such Hazardous Material or (ii) any site which, pursuant to any Environmental Laws, (x) has been placed on the National Priorities List or on its state equivalent or analog or on any other list of hazardous waste sites maintained by a governmental agency or authority, or (y) the United States Environmental Protection Agency or the relevant state agency or other governmental agency or authority has notified any EBI Entity or any of its Participation Facilities or Operating Properties that such governmental agency or authority has proposed or is proposing to place such site on the National Priorities List or on its state equivalent or analog or on any other list of hazardous waste sites maintained by a governmental agency or authority, nor is there any basis for the above.

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(e)                There is no Litigation pending or threatened to occur, nor is there a basis for any Litigation to occur, before any court, governmental agency or authority, or any other forum, in which any EBI Entity or any of its Operating Properties or Participation Facilities (or any EBI Entity in respect of such Operating Property or Participation Facility), including any of its respective current and former properties, has been or, with respect to threatened Litigation, may be named as a defendant or respondent (i) for violation or noncompliance, or alleged violation or noncompliance, with any Environmental Laws, or (ii) relating to the emission, release, discharge, spill, or disposal or threatened emission, release, discharge, spill, or disposal of any Hazardous Material at, in, on, upon, about, into, beneath, adjacent to, or affecting (or potentially affecting) the environment, whether or not occurring at, in, on, into, upon, beneath, about, adjacent to, or affecting (or potentially affecting) a site owned, leased, or operated by any EBI Entity or any of its Operating Properties or Participation Facilities.

(f)                There are no non-compliance orders, warning letters, or notices of violation (collectively, “Notices”) pending or, to the Knowledge of EBI or Enterprise Bank of Florida, threatened, nor is there a basis for any Notices, before any court, governmental agency or authority, or any other forum, in which any EBI Entity or any of its Operating Properties or Participation Facilities (or any EBI Entity in respect of such Operating Property or Participation Facility), including any of its respective current and former properties, has been or, with respect to threatened Notices, may be named as a defendant or respondent (i) for violation or noncompliance, or alleged violation or noncompliance, with any Environmental Laws or (ii) relating to the emission, release, discharge, spill, or disposal or threatened emission, release, discharge, spill, or disposal of any Hazardous Material at, in, on, upon, about, into, beneath, adjacent to, or affecting (or potentially affecting) the environment, whether or not occurring at, in, on, upon, beneath, about, adjacent to, or affecting (or potentially affecting) a site owned, leased, or operated by any EBI Entity or any of its Operating Properties or Participation Facilities.

(g)                During the period of (i) any EBI Entity’s ownership or operation of any of its respective current or former properties, (ii) any EBI Entity’s participation in the management of any Participation Facility, or (iii) any EBI Entity’s holding of a security interest in an Operating Property, there have been no emissions, releases, discharges, spills, or disposals, or threatened emissions, releases, discharges, spills, or disposals, of Hazardous Material at, in, on, upon, into, beneath, about, adjacent to, or affecting (or potentially affecting) such properties.

4.13          QUESTIONABLE PAYMENTS. No EBI Entity nor any Affiliate thereof, nor to EBI’s or Enterprise Bank of Florida’s Knowledge has any EBI Entity or any Affiliate thereof: (a) directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to foreign or domestic political activity; (b) made any direct or indirect unlawful payments to any foreign or domestic governmental officials, employees or agents of any foreign or domestic government or to any foreign or domestic political parties or campaigns from corporate funds; (c) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (d) made any other unlawful bribe, rebate, payoff, influence payment, kickback, or other Material unlawful payment to any foreign or domestic governmental official, employee, or agent of any foreign or domestic government.

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4.14          ANTI-MONEY LAUNDERING LAWS. Neither EBI nor Enterprise Bank of Florida is aware of, has been advised of, or has reason to believe that any facts or circumstances exist that would cause any EBI Entity: (i) to be deemed to have knowingly acted, by itself or in conjunction with another, in any act in connection with the concealment of any currency, securities, other proprietary interest that is the result of a felony as defined in the U.S. Anti-Money Laundering Laws (“Unlawful Gains”), (ii) to be deemed to have knowingly accepted, transported, stored, dealt in or brokered any sale, purchase or any transaction of other nature for Unlawful Gains; or (iii) to be deemed to be operating in violation in any Material respect of the U.S. Anti-Money Laundering Laws. The Board of Directors of each EBI Entity that qualifies as a “financial institution” has adopted, and each EBI Entity that qualifies as a “financial institution” has implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply in all Material respects with the U.S. Anti-Money Laundering Laws and has kept and filed all Material reports and other necessary Material documents as required.

4.15          OFAC. Neither EBI nor Enterprise Bank of Florida is, nor would either reasonably be expected to become, a Person or entity with whom a United States Person or entity is restricted from doing business under regulation of OFAC (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including, without limitation, the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action. EBI and Enterprise Bank of Florida have implemented an OFAC compliance program that adequately covers in all Material respects all elements of OFAC compliance, and to the Knowledge of EBI and to the Knowledge of Enterprise Bank of Florida, no EBI Entity is engaging nor has any EBI Entity engaged in any dealings or transactions with, and no EBI Entity has been otherwise associated with, such Persons or entities.

4.16          COMPLIANCE WITH LAWS.

(a)                EBI is duly registered as a bank holding company under the BHC Act. Each EBI Entity has in effect all Permits necessary for it to own, lease, or operate its Material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, an EBI Material Adverse Effect, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, an EBI Material Adverse Effect. Except as disclosed in Section 4.16(a) of the EBI Disclosure Memorandum, none of the EBI Entities: (i) is in Default under or in violation of any of the provisions of its Articles of Incorporation or Bylaws (or other governing instruments); (ii) is in Default under any Laws, Orders, or Permits applicable to its business or employees conducting its business; or (iii) since January 1, 2008, has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (A) asserting that any EBI Entity is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, an EBI Material Adverse Effect, (B) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, an EBI Material Adverse Effect, or (C) requiring any EBI Entity to enter into or Consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts Materially the conduct of its business or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends, nor has any EBI Entity been advised since January 1, 2008 by any Regulatory Authority that it is considering issuing, initiating, ordering, or requesting any such action.

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(b)               Copies of all Material reports (excluding supervisory examination reports), correspondence, notices and other documents relating to any inspection, audit, monitoring or other form of review or enforcement action by a Regulatory Authority have been made available to 1st United.

(c)                Enterprise Bank of Florida’s rating under the Community Reinvestment Act of 1977 and the regulations promulgated thereunder (“CRA”) is “satisfactory.”

(d)               The business and operations of EBI and Enterprise Bank of Florida have been conducted in compliance with all applicable Law regulating the business of consumer lending, including state usury laws, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Consumer Credit Protection Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Homeowners Ownership and Equity Protection Act, the Fair Debt Collection Practices Act and other federal, state, local and foreign laws regulating lending (“Finance Laws”), and have complied with all applicable collection practices in seeking payment under any loan or credit extension, except where non-compliance would not reasonably be likely to have, individually or in the aggregate, an EBI Material Adverse Effect. In addition, there is no pending or, to the Knowledge of EBI or Enterprise Bank of Florida, threatened charge by Regulatory Authorities that any EBI Entity has violated any applicable Finance Laws, except insofar as would not reasonably be likely to have, individually or in the aggregate, an EBI Material Adverse Effect.

(e)                Enterprise Bank of Florida’s deposit accounts are insured up to the applicable limits by the Federal Deposit Insurance Corporation (the “FDIC”), and all premiums and assessments required to be paid in connection therewith have been paid when due.

(f)                EBI has no Knowledge of any facts and circumstances, and has no reason to believe that any facts or circumstances exist, that would cause Enterprise Bank of Florida: (i) to be deemed not to be in satisfactory compliance with the CRA or to be assigned a CRA rating by federal or state banking regulators of lower than “satisfactory”; (ii) to be deemed to be operating in violation, in any Material respect, of the U.S. Anti-Money Laundering Laws; or (iii) to be deemed not to be in satisfactory compliance, in any Material respect, with all applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations as well as the provisions of all information security programs adopted by any EBI Entity.

(g)                Except as would not reasonably be expected to have, individually or in the aggregate, an EBI Material Adverse Effect, each EBI Entity has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable federal and state Law and regulation and common law. Neither any EBI Entity nor any director, officer or employee of any EBI Entity has committed any breach of trust or fiduciary duty with respect to any such fiduciary account that would reasonably be expected to have, individually or in the aggregate, an EBI Material Adverse Effect and, except as would not reasonably be expected to have, individually or in the aggregate, an EBI Material Adverse Effect, the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

4.17          LABOR RELATIONS. Except as listed in Section 4.17 of the EBI Disclosure Memorandum, no EBI Entity is the subject of any Litigation asserting that it or any other EBI Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel it or any other EBI Entity to bargain with any labor organization as to wages or conditions of employment, nor is any EBI Entity party to any collective bargaining agreement, nor is there any strike or other labor dispute involving any EBI Entity, pending or, to the Knowledge of EBI or Enterprise Bank of Florida, threatened, or to the Knowledge of EBI or to the Knowledge of Enterprise Bank of Florida is there any activity involving any EBI Entity’s employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

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4.18          EMPLOYEE BENEFIT PLANS.

(a)                EBI and Enterprise Bank of Florida have listed in Section 4.18(a) of the EBI Disclosure Memorandum, and, in addition thereto, have delivered or made available to 1st United prior to the execution of this Agreement copies (and will continue to make same available to 1st United after execution and prior to Closing, where necessary) of any and all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs, arrangements, or agreements, including any employment agreement which may itself contain such provisions, all payroll practices, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including “employee benefit plans” as that term is defined in Section 3(3) of ERISA (generally referred to as “Benefit Plans”), currently adopted, maintained by, participated in, sponsored in whole or in part by, or contributed to by EBI or any ERISA Affiliate (as defined below) or terminated within the last three years, for the benefit of EBI’s or any ERISA Affiliate’s employees, retirees, dependents, spouses, directors, independent contractors, or any other beneficiaries (collectively “Participants”) under which such Participants are eligible to participate or receive benefits (collectively, the “EBI Benefit Plans”). The EBI Benefit Plans documents delivered or made available to 1st United by EBI include true and complete copies of each plan, together with any amendments thereto, any trust agreements associated with an EBI Benefit Plan, together with any amendments thereto, any insurance or annuity contracts with respect to any EBI Benefit Plan, all rulings, determination letters, no-action letters or advisory opinions from the Internal Revenue Service (“IRS”), the U.S. Department of Labor, the Pension Benefit Guaranty Corporation (“PBGC”) or any other Regulatory Authority that pertain to each Benefit Plan and any open requests therefor, all corporate resolutions with respect to any EBI Benefit Plan, all summary plan descriptions and summary of Material modifications with respect to any EBI Benefit Plan, together with any amendments thereto, all IRS Forms 5300 and 5500 (or variations thereof) together with any schedules and any other attachment thereto filed with respect to any EBI Benefit Plan (for each of the three most recent plan years), all certified actuarial statements (for each of the three most recent plan years) with respect to any EBI Benefit Plan, all financial reports (audited and/or unaudited) and auditor’s reports (for each of the three most recent plan years) with respect to any EBI Benefit Plan, all contracts with third-party administrators, actuaries, investment managers, consultants, leasing companies and other independent contractors that relate to any Benefit Plan, all agreements or Contracts entered into with any third party administrator or trustee with respect to any EBI Benefit Plan, and all agreements or contracts with any investment manager, investment advisor or third party administrator with respect to any EBI Benefit Plan. EBI has further provided 1st United with a list of each ERISA Affiliate, pension consultant, actuary, attorney, and accountant providing professional services with respect to any EBI Benefit Plan or the fiduciaries of any EBI Benefit Plan, as well as the location of all other records and the name of the individual responsible for such records with respect to any EBI Benefit Plan. Any of the EBI Benefit Plans which is an “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA, is referred to herein as a “EBI ERISA Plan.” Each EBI ERISA Plan that is also a “defined benefit plan” (as defined in Section 414(j) of the Code) is referred to herein as a “EBI Pension Plan.” No EBI Pension Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA.

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(b)               Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter and neither EBI nor any ERISA Affiliate is aware of any reason why any such determination letter should be revoked or not be reissued. Each trust created under any Benefit Plan has been determined to be exempt from taxation under Section 501(a) of the Code.

(c)                EBI, Enterprise Bank of Florida, their agents, the trustees and other fiduciaries of the EBI Benefit Plans have, at all times, complied in all respects with the applicable provisions of the EBI Benefit Plans, the Code and ERISA, including, but not limited to, COBRA, HIPAA (as those terms are defined below) and any applicable, similar state law, and with all agreements relating to the administration of such EBI Benefit Plans. Except as otherwise provided for or disclosed elsewhere in this Agreement, each EBI Benefit Plan has been administered and communicated to the Participants and beneficiaries in accordance with its provisions, and all required annual reports, filings, disclosures, or other communications, which have been required to be made to the Participants and beneficiaries, other employees, the IRS, the U.S. Department of Labor, Pension Benefit Guaranty Corporation (“PBGC”) or any other applicable governmental agency, in connection with each EBI Benefit Plan, pursuant to the Code, ERISA, or other applicable statute or regulation, have been filed in a timely manner and no Liability has been incurred on account of delinquent or incomplete compliance or failure to comply with such requirements. All amendments and actions required to bring the EBI ERISA Plans into conformity in all respects with all of the applicable provisions of ERISA and other applicable Laws have been made or taken. Any bonding required with respect to any EBI Benefit Plan in accordance with applicable provisions of ERISA has been obtained and is in full force and effect.

(d)               Except as disclosed in Section 4.18(d) of the EBI Disclosure Memorandum, EBI and each ERISA Affiliate represent and warrant that:

1.                  There are no actions, suits, investigations, arbitrations, proceedings, or adverse Participant claims pending against any EBI Benefit Plan, against the Assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against any agent or fiduciary of any EBI Benefit Plan with respect to the operation of such plans (other than routine benefit claims). No events have occurred with respect to any Benefit Plan that could result in payment or assessment of any excise taxes or result in any liens under ERISA or the Code;

2.                  Neither EBI nor any ERISA Affiliate or any disqualified person (as defined in Section 4975 of the Code) have engaged in a transaction with respect to any EBI Benefit Plan that would subject EBI, Enterprise Bank of Florida, their agents, the trustees or the other fiduciaries of the EBI Benefit Plans to a Tax imposed by either Section 4975 of the Code or any penalty under Section 502 of ERISA;

3.                  Neither EBI nor any ERISA Affiliate or any predecessor thereof sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, any Benefit Plan subject to Title IV of ERISA.

4.                  There have been no governmental audits of any EBI Benefit Plan within the last six (6) years that have resulted in any penalties, fines, excise taxes, additional benefit accruals, and there are no threatened or pending governmental audits as of the date hereof and as of the date of Closing; and

5.                  No EBI Entity will issue any stock, stock options or amend or terminate any EBI Benefit Plan subsequent to the date of this Agreement without the written consent of 1st United except as may be necessary to honor any pre-existing contract or to maintain the qualification of such EBI Benefit Plan in which case EBI shall promptly notify 1st United of such issuance, amendment or termination in writing prior to its implementation.

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6.                  All nonqualified deferred compensation plans (as defined in Code Section 409A) sponsored by EBI or by any ERISA Affiliate are in compliance with such Law and other IRS requirements and all such plans may be terminated at any time by EBI (or by 1st United after Closing) without violation of Section 409A of the Code. With respect to each nonqualified deferred compensation plan which is (or but for an exemption could be) subject to Section 409A of the Code (i) such plan has been maintained and administered in a manner consistent with avoiding adverse tax consequences under Section 409A of the Code, (ii) the transactions contemplated by this Agreement will not result in such adverse tax consequences, and (iii) Section 4.18(d) of the EBI Disclosure Memorandum contains a description of the approach taken to date with respect to each such plan to comply with (or be exempt from) Section 409A of the Code, including, as applicable a description of any transition relief utilized in connection with such plan.

(e)                Except as disclosed in Section 4.18(e) of the EBI Disclosure Memorandum, neither EBI nor any ERISA Affiliate has any Liability for retiree health and life benefits under any of the EBI Benefit Plans and if there are any such plans, there are no restrictions on the rights of EBI or on any ERISA Affiliate to amend or terminate any such retiree health or benefit Plan without incurring any post-termination Liability thereunder (except for administrative costs and professional fees to terminate same).

(f)                Except as disclosed in Section 4.18(f) of the EBI Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, change of control, or otherwise) becoming due to any director or any employee of any EBI Entity under any EBI Benefit Plan or otherwise, or (ii) increase any benefits otherwise payable under any EBI Benefit Plan.

(g)                To EBI’s Knowledge, no executive officer is, or is now expected to be, in violation of any Material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant in favor of a third party, and to EBI’s Knowledge, the continued employment of such executive officer does not subject any EBI Entity to any liability with respect to any of the foregoing matters.

(h)               Except as disclosed in Section 4.18(h) of the EBI Disclosure Memorandum, the actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any EBI Entity and respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Sections 401(a) and/or 412 of the Code or Section 302 of ERISA, have been fully reflected on the EBI Financial Statements to the extent required by and in accordance with GAAP.

(i)                 No contribution has been made to any Benefit Plan that has or would result in a Tax under Section 4979 of the Code.

(j)                 No Liability under any EBI Pension Plan has been funded or satisfied with the purchase of a contract from an insurance company that is not rated “A(Excellent)” or better by A.M. Best Company, Inc.

(k)               No stock or other security issued by any EBI Entity forms or has formed a part of the Assets of any EBI Benefit Plan.

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(l)                 Neither EBI, Enterprise Bank of Florida, any EBI Benefit Plan nor any employee, administrator or agent thereof, is or has been in violation of the transaction code set rules enacted by HIPAA and codified at 42 U.S.C. §§ 1320d-1 to 1320d-3 or the HIPAA privacy rules under 45 C.F.R. Part 160 and subparts A and E of Part 164. No penalties have been imposed on EBI, Enterprise Bank of Florida, any EBI Benefit Plan, or any employee, administrator or agent thereof, under 42 U.S.C. §§ 1320d-5 or 1320d-6 as enacted by HIPAA. Except for the continuation coverage requirements of COBRA in its ordinary course of business, EBI and Enterprise Bank of Florida have no obligations or potential liability for benefits to employees, former employees or their respective dependents following termination of employment or retirement under any of the Benefit Plans that are employee welfare benefit plans, as defined in Section 3 of ERISA. Other than the employment contract termination benefit payments required to be paid by 1st United pursuant to Section 8.3(e), EBI and Enterprise Bank of Florida shall be responsible for the payment of any termination or severance payments and the notification and provision of continuation coverage in accordance with the requirements of COBRA. For purposes of this Agreement, “COBRA” means the provision of Section 4980B of the Code and the regulations thereunder, and Part 6 of Subtitle B of Title I of ERISA and any regulations thereunder. For purposes of this Agreement, “HIPAA” means provisions of the Code, ERISA, and Social Security Act as enacted by the Health Insurance Portability and Accountability Act of 1996, and any regulations thereunder.

(m)             Except as set forth in Section 4.18(m) of the EBI Disclosure Memorandum, there is no contract, plan or arrangement (written or otherwise) or Benefit Plan covering any employee or former employee that, individually or collectively, will accelerate the time of vesting or the time of payment, or increase the amount, of compensation due to any director, employee, officer, former employee or former officer. There are no contracts or arrangements providing for payments that could subject any person to liability for tax under Section 4999 of the Code. EBI or Enterprise Bank of Florida have not made or become obligated to make, and will not, as a result of any event connected with this Agreement or any other transaction contemplated herein, make or become obligated to make any gross-up payments under Code Sections 280G and 4999 .

(n)               Notwithstanding anything to the contrary herein, neither this Section 4.18, nor any provision of this Agreement is intended to, or does, constitute the establishment of, or an amendment to, any Benefit Plan.

4.19          MATERIAL CONTRACTS. Except as disclosed in Section 4.19 of the EBI Disclosure Memorandum or otherwise reflected in the EBI Financial Statements, none of the EBI Entities, nor any of their Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $50,000, (ii) any Contract relating to the borrowing of money by any EBI Entity or the guarantee by any EBI Entity of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, and Federal Home Loan Bank advances of depository institution Subsidiaries, trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of business), (iii) any Contract which prohibits or restricts any EBI Entity from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any Contract between or among EBI Entities, (v) any Contract involving Intellectual Property (other than Contracts entered into in the ordinary course with customers and commercial “shrink-wrap” software licenses), (vi) any Contract relating to the provision of data processing, network communication, or other technical services to or by any EBI Entity, (vii) any Contract relating to the purchase or sale of any goods or services (other than Contracts entered into in the ordinary course of business and involving annual payments under any individual Contract of less than $50,000), (viii) any exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial Contract, or any other interest rate or foreign currency protection Contract not included on its balance sheet which is a financial derivative Contract, and (ix) any other Contract or amendment thereto that would be required to be filed with any relevant Regulatory Authority as of the date of this Agreement (together with all Contracts referred to in Sections 4.7, 4.10, 4.11, and 4.18(a), the “EBI Contracts”). With respect to each EBI Contract and except as disclosed in Section 4.19 of the EBI Disclosure Memorandum: (i) the Contract is in full force and effect; (ii) no EBI Entity is in Default thereunder or would be in Default thereunder as a result of this Agreement or the transaction contemplated herein; (iii) no EBI Entity has repudiated or waived any Material provision of any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of EBI or to the Knowledge of Enterprise Bank of Florida, in Default in any respect or has repudiated or waived any Material provision thereunder. All of the indebtedness of any EBI Entity for money borrowed is prepayable at any time by such EBI Entity without penalty or premium. Except as disclosed in Section 4.19 of the EBI Disclosure Memorandum, no EBI Entity has any obligation or Liability to any wholesale mortgage business (“Wholesale Mortgage Business”) or to any Affiliate of such Persons to purchase, fund or extend credit with respect to any loans, extensions of credit, mortgages, or any participation or other interest therein originated, brokered or referred by or through such Persons. Except as described in Section 4.19 of the EBI Disclosure Memorandum, all Contracts to which any EBI Entity is a party may be terminated by such EBI Entity and its successors and assigns without penalty, charge, liability or further obligation.

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4.20          LEGAL PROCEEDINGS. Except as set forth on Section 4.20 of the EBI Disclosure Memorandum, there is no Litigation instituted or pending, or, to the Knowledge of EBI or to the Knowledge of Enterprise Bank of Florida, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any EBI Entity or any EBI Benefit Plan, or against any director or employee of any EBI Entity, in their capacity as such, or against any Asset, interest, or right of any of them, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any EBI Entity. Section 4.20 of the EBI Disclosure Memorandum contains a summary of all Litigation as of the date of this Agreement to which any EBI Entity is a party and which names any EBI Entity as a defendant or cross-defendant or for which any EBI Entity has any potential Liability.

4.21          LOAN PORTFOLIO.

(a)                Section 4.21(a) of the EBI Disclosure Memorandum sets forth a listing, as of December 31, 2012, by account, of: (i) all loans (including loan participations) of Enterprise Bank of Florida that have been accelerated during the past twelve months; (ii) all loan commitments or lines of credit of Enterprise Bank of Florida which have been terminated by Enterprise Bank of Florida during the past twelve months by reason of a Default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (iii) all loans, lines of credit and loan commitments as to which Enterprise Bank of Florida has given written notice of its intent to terminate during the past twelve months; (iv) with respect to all commercial loans (including commercial real estate loans), all notification letters and other written communications from any EBI Entity to any of Enterprise Bank of Florida’s borrowers, customers or other parties during the past twelve months wherein Enterprise Bank of Florida has requested or demanded that actions be taken to correct existing Defaults or facts or circumstances which may become Defaults; (v) each borrower, customer or other party which has notified Enterprise Bank of Florida during the past twelve months of, or has asserted against Enterprise Bank of Florida, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of EBI and Enterprise Bank of Florida, each borrower, customer or other party which has given Enterprise Bank of Florida any oral notification of, or orally asserted to or against Enterprise Bank of Florida, any such claim; (vi) all loans, (A) that are contractually past due 90 days or more in the payment of principal and/or interest, (B) that are on non-accrual status, (C) that as of the date of this Agreement are classified as “Other Loans Specially Mentioned”, “Special Mention”, “Substandard”, “Doubtful”, “Loss”, “Classified”, “Criticized”, “Watch list” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, (D) where a reasonable doubt exists as to the timely future collectability of principal and/or interest, whether or not interest is still accruing or the loans are less than 90 days past due, (E) where, during the past three years, the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (F) where a specific reserve allocation exists in connection therewith, and (vii) all assets classified by any EBI Entity as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

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(b)               All loans receivable (including discounts) and accrued interest entered on the books of EBI arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of EBI’s business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be. To the Knowledge of EBI and Enterprise Bank of Florida, the loans, discounts and the accrued interest reflected on the books of EBI are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity. Except as disclosed in Section 4.21(b) of the EBI Disclosure Memorandum, all such loans are owned by Enterprise Bank of Florida free and clear of any liens.

(c)                The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all Material respects, valid, true and genuine, and what they purport to be.

4.22          TRANSACTIONS WITH AFFILIATES AND EMPLOYEES. None of the officers or directors of any EBI Entity and to EBI’s and Enterprise Bank of Florida’s Knowledge, none of the employees of any EBI Entity, is presently a party to any transaction with any EBI Entity or to a presently contemplated transaction that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated under the 1933 Act if EBI were subject to such requirement. EBI and Enterprise Bank of Florida have disclosed any transactions with directors of EBI or Enterprise Bank of Florida since January 1, 2006 as required by the Federal Reserve’s Regulation O (“Regulation O”), and EBI and Enterprise Bank of Florida are otherwise in full compliance with the requirements of Regulation O.

4.23          MORTGAGE BANKING BUSINESS. Except as has not had and would not reasonably be expected to have an EBI Material Adverse Effect:

(a)                Each EBI Entity has complied with, and all documentation in connection with the origination, processing, underwriting, credit approval and, if applicable, foreclosure of any mortgage loan originated, purchased or serviced by any EBI Entity satisfied, (i) all applicable federal, state and local laws, rules and regulations with respect to the origination, insuring, purchase, sale, pooling, servicing, subservicing, foreclosure or filing of claims in connection with mortgage loans, including all Laws relating to real estate settlement procedures, consumer credit protection, truth in lending Laws, usury limitations, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages, (ii) the responsibilities and obligations relating to mortgage loans set forth in any agreement between any EBI Entity and any Agency, Loan Investor or Insurer, (iii) the applicable rules, regulations, guidelines, handbooks and other requirements of any Agency, Loan Investor or Insurer and (iv) the terms and provisions of any mortgage or other collateral documents and other loan documents with respect to each mortgage loan; and

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(b)               No Agency, Loan Investor or Insurer has (i) claimed that any EBI Entity has violated or has not complied with the applicable underwriting standards with respect to mortgage loans sold by any EBI Entity to a Loan Investor or Agency, or with respect to any sale of mortgage servicing rights to a Loan Investor, (ii) imposed restrictions on the activities (including commitment authority) of any EBI Entity or (iii) indicated to any EBI Entity that it has terminated or intends to terminate its relationship with any EBI Entity for poor performance, poor loan quality or concern with respect to any EBI Entity’s compliance with Laws.

4.24          DEPOSITS. Except as listed in Seciton 4.24 of the EBI Disclosure Memorandum, none of the Deposits is a “brokered deposit” as defined in 12 C.F.R. § 337.6(a)(2).

4.25          INVESTMENT SECURITIES. None of the investments reflected in the EBI Financial Statements are subject to any restrictions, whether contractual or statutory, that Materially impairs the ability of EBI to freely dispose of the investments at any time, and all of the investments comply with applicable Law.

4.26          REPORTS. Except as set forth in Section 4.26 of the EBI Disclosure Memorandum, since January 1, 2006, or the date of organization if later, each EBI Entity has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all Material respects with all applicable Laws. As of its respective date, each such report and document did not contain any untrue statement of a Material fact or omit to state a Material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

4.27          STATEMENTS TRUE AND CORRECT. No statement, certificate, instrument, or other writing furnished or to be furnished by any EBI Entity or any Affiliate thereof to 1st United pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of Material fact or will omit to state a Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The allowance for loan losses reflected in the EBI Financial Statements was adequate, as of the dates thereof, under GAAP. None of the information with respect to an EBI Entity or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to EBI shareholders in connection with the Shareholders’ Meeting, and any other documents to be filed by any EBI Entity or any Affiliate thereof with any Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective times such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of EBI, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders’ Meeting, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders’ Meeting. All documents that any EBI Entity or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all Material respects with the provisions of applicable Law.

4.28          INTEREST RATE RISK MANAGEMENT ARRANGEMENTS. Except as set forth in Section 4.28 of the EBI Disclosure Memorandum, no EBI Entity is a party to any, nor is any property bound by, any interest rate swaps, caps, floors or option agreements used to manage interest rate risk or other risk management arrangements.

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4.29          OFF BALANCE SHEET ARRANGEMENTS. There is no transaction, arrangement, or other relationship between any EBI Entity and an unconsolidated or other off balance sheet entity that is not disclosed in the EBI Financial Statements.

4.30          REGISTRATION OBLIGATIONS. EBI is not under any obligation, contingent or otherwise, which will survive the Effective Time to register any transaction involving any of its securities under the Securities Laws or any state securities Law.

4.31          ACCOUNTING, TAX, AND REGULATORY MATTERS. No EBI Entity or any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Holding Company Merger from qualifying as a stock purchase within the meaning of Section 338 of the Code, or (ii) Materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Sections 8.1(b) or 8.1(c) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

4.32          STATE TAKEOVER LAWS. Each EBI Entity has taken all necessary action to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable “moratorium,” “fair price,” “business combination,” “control share,” or other anti-takeover Laws (collectively, “Takeover Laws”), including Sections 607.0901 and 607.0902 of the FBCA.

4.33          APPLICATION OF TAKEOVER PROTECTIONS; RIGHTS AGREEMENTS. EBI has not adopted any shareholder rights plan or similar arrangement relating to accumulations of beneficial ownership of EBI Common Stock or a change in control of EBI.

4.34          CHARTER PROVISIONS. Each EBI Entity has taken all action so that the entering into of this Agreement and the consummation of the Mergers and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws or other governing instruments of any EBI Entity or restrict or impair the ability of 1st United or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any EBI Entity that may be directly or indirectly acquired or controlled by them. This Agreement and the transactions contemplated herein will not trigger any supermajority voting provisions under the Articles of Incorporation, Bylaws, or other governing instruments of any EBI Entity.

4.35          OPINION OF FINANCIAL ADVISOR. EBI has received the opinion of Sandler O'Neill & Partners, L.P., dated the date of this Agreement, to the effect that the consideration to be received by the minority shareholders of EBI in connection with the Holding Company Merger is fair, from a financial point of view, to such holders, a signed copy of which has been delivered to Bancorp. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.36          BOARD RECOMMENDATION. The Board of Directors of EBI, at a meeting duly called and held, has by unanimous vote of the directors present (who constituted all of the directors then in office) (i) determined that this Agreement and the transactions contemplated hereby, including the Mergers, taken together, are fair to and in the best interests of the shareholders and (ii) resolved to recommend that the holders of the shares of EBI Common Stock approve this Agreement.

4.37          RISK MANAGEMENT. Except as would not reasonably be expected to result in an EBI Material Adverse Effect, each EBI Entity has in place risk management policies and procedures sufficient in scope and operation to protect against risks of the type and in amounts to reasonably be expected to be incurred by Persons of similar size and in similar lines of business as such EBI Entity.

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5.               REPRESENTATIONS AND WARRANTIES OF BANCORP AND 1st United

Bancorp and 1st United hereby jointly and severally represent and warrant to EBI as follows:

5.1              ORGANIZATION, STANDING, AND POWER.

(a)                Bancorp is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Florida, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Material Assets. Bancorp is duly qualified or licensed to transact business in good standing in the jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Bancorp Material Adverse Effect.

(b)               1st United is a state-chartered bank duly organized, validly existing, and in good standing under the Laws of Florida, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. 1st United is duly qualified or licensed to transact business and in good standing in the jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a 1st United Material Adverse Effect.\

(c)                Immediately prior to the Effective Time, Merger Sub shall be duly organized as a wholly owned subsidiary of Bancorp, with the corporate power and authority to consummate the Holding Company Merger, subject to receipt of the requisite Consents referred to in Sections 8.1(b) and 8.1(c).

5.2              AUTHORITY OF BANCORP AND 1ST UNITED; NO BREACH BY AGREEMENT.

(a)                Bancorp and 1st United each has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Mergers, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Bancorp and 1st United, subject to receipt of the requisite Consents referred to in Sections 8.1(b) or 8.1(c). This Agreement represents a legal, valid, and binding obligation of Bancorp and 1st United, enforceable against Bancorp and 1st United in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b)               Neither the execution and delivery of this Agreement by Bancorp or 1st United, nor the consummation by Bancorp and 1st United of the transactions contemplated hereby, nor compliance by Bancorp and 1st United with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of its Articles of Incorporation or Bylaws, or (ii) subject to receipt of the requisite Consents referred to Section 8.1(b), constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Bancorp Entity under, any Contract or Permit of any Bancorp Entity, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Bancorp Material Adverse Effect, or, (iii) subject to receipt of the requisite Consents referred to in Sections 8.1(b) or 8.1(c), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Bancorp Entity or any of their respective Material Assets (including any Bancorp Entity or any EBI Entity becoming subject to or liable for the payment of any Tax or any of the Assets owned by any Bancorp Entity or any EBI Entity being reassessed or revalued by any taxing authority).

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(c)                Other than Consents required from Regulatory Authorities, and other than notices to or filings with the IRS or the PBGC with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Bancorp Material Adverse Effect, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Bancorp or 1st United of the Mergers and the other transactions contemplated in this Agreement.

5.3              FINANCIAL STATEMENTS. Each of the Bancorp Financial Statements (including, in each case, any related notes) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements), and fairly presented in all Material respects the consolidated financial position of Bancorp and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be Material in amount or effect.

5.4              ABSENCE OF UNDISCLOSED LIABILITIES. Except as disclosed in the Bancorp Disclosure Memorandum, no Bancorp Entity has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Bancorp Material Adverse Effect, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Bancorp as of December 31, 2012, included in the Bancorp Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto. Except as disclosed in the Bancorp Disclosure Memorandum, no Bancorp Entity has incurred or paid any Liability since December 31, 2012, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Bancorp Material Adverse Effect or (ii) in connection with the transactions contemplated by this Agreement.

5.5              ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 2012, except as disclosed in the Bancorp Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 5.5 of the Bancorp Disclosure Memorandum, (i) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Bancorp Material Adverse Effect, and (ii) the Bancorp Entities have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a Material breach or violation of any of the covenants and agreements of Bancorp provided in ARTICLE 6.

5.6              LEGAL PROCEEDINGS. Except as disclosed in Section 5.6 of the Bancorp Disclosure Memorandum, there is no Litigation instituted or pending, or, to the Knowledge of Bancorp, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any Bancorp Entity or employee benefit plan of any Bancorp Entity, or against any director or employee of any Bancorp Entity, in their capacity as such, or against any Asset, interest, or right of any of them, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any Bancorp Entity. Section 5.6 of the Bancorp Disclosure Memorandum contains a summary of all Litigation as of the date of this Agreement to which any Bancorp Entity is a party and which names any Bancorp Entity as a defendant or cross-defendant or for which any Bancorp Entity has any potential Liability.

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5.7              STATEMENTS TRUE AND CORRECT. No statement, certificate, instrument or other writing furnished or to be furnished by any Bancorp Entity or any Affiliate thereof to EBI pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of Material fact or will omit to state a Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any Bancorp Entity or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to the shareholders of EBI in connection with the Shareholders’ Meeting, and any other documents to be filed by any Bancorp Entity or any Affiliate thereof with any Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of EBI, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders’ Meeting, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders’ Meeting. All documents that any Bancorp Entity or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all Material respects with the provisions of applicable Law.

5.8              TAX AND REGULATORY MATTERS. No Bancorp Entity or any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Holding Company Merger from qualifying as a stock purchase within the meaning of Section 338 of the Code, or (ii) Materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 8.1(b) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

5.9              SHAREHOLDER APPROVAL. This Agreement has been, or prior to the Effective Time will be, approved by Bancorp, as the sole shareholder of 1st United.

6.               CONDUCT OF BUSINESS PENDING CONSUMMATION

6.1              AFFIRMATIVE COVENANTS OF EBI AND ENTERPRISE BANK OF FLORIDA. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Bancorp shall have been obtained, and except as otherwise expressly contemplated herein, EBI and Enterprise Bank of Florida shall operate its business only in the usual, regular, and ordinary course, and in a manner designed to preserve intact its business organization and Assets and maintain its rights and franchises, and shall take no action which would (i) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Section 8.1(b) or 8.1(c), or (ii) adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

6.2              NEGATIVE COVENANTS OF EBI AND ENTERPRISE BANK OF FLORIDA. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Bancorp shall have been obtained, and except as otherwise expressly contemplated herein, EBI and Enterprise Bank of Florida covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:

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(a)                amend the Articles of Incorporation, Bylaws or other governing instruments of any EBI Entity; or

(b)               (1) change the number of authorized of its capital stock; (2) issue any shares of its capital stock (except for the issuance of EBI Common Stock pursuant to the exercise of Equity Rights outstanding as disclosed in Section 6.2(b) of the EBI Disclosure Memorandum), including any shares that are held as “treasury shares” as of the date of this Agreement; (3) issue or grant any Equity Rights or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock; (4) adjust, split, combine or reclassify any shares of its capital stock; (5) declare, set aside or pay any dividend or other distribution in respect of capital stock; (6) redeem or otherwise acquire any shares of EBI Capital Stock; (7) issue or authorize the issuance of any other securities in respect of or in substitution for shares of the capital stock of any EBI Entity; (8) encumber any shares of the capital stock of any EBI Entity; or (8) issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of any capital stock of any EBI Entity; or

(c)                except as disclosed in Section 6.2(c) of the EBI Disclosure Memorandum, incur any additional debt obligation or other obligation for borrowed money (other than indebtedness of a EBI Entity to another EBI Entity) in excess of an aggregate of $250,000 (for the EBI Entities on a consolidated basis) except in the ordinary course of the business of EBI Subsidiaries consistent with past practices (which shall include, for EBI Subsidiaries that are depository institutions, creation of deposit liabilities, purchases of federal funds and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any Asset of any EBI Entity of any Lien or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the EBI Disclosure Memorandum); or

(d)               make application for the opening or closing of any, or open or close any, branch or automated banking facility; or

(e)                repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under EBI Benefit Plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any EBI Entity, or except as consistent with past practice; or

(f)                except as disclosed in Section 6.2(f) of the EBI Disclosure Memorandum, encumber any Asset having a book value in excess of $25,000 other than in the ordinary course of business for reasonable and adequate consideration; or

(g)                except as disclosed in Section 6.2(g) of the EBI Disclosure Memorandum, and except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of three years or less, purchase any securities or make any Material investment, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly owned EBI Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, or (ii) acquisitions of control by a depository Subsidiary solely in its fiduciary capacity; or

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(h)               except as set forth in Section 6.2(h) of the EBI Disclosure Memorandum, (1) make any new loans or extensions of credit or renew, extend or renegotiate any existing loans or extensions of credit in an amount in excess of $250,000 without discussing such proposed action with 1st United; (2) purchase or sell (except for sales of single family residential first mortgage loans in the ordinary course of EBI’s or Enterprise Bank of Florida’s business for fair market value) any whole loans, leases, mortgages or any loan participations or agented credits or other interest therein, or (3) renew or renegotiate any loans or credits that are on any watch list and/or are classified or special mentioned or take any similar actions with respect to collateral held with respect to debts previously contracted or other real estate owned, except pursuant to safe and sound banking practices and with prior disclosure to 1st United; provided, however, that EBI or Enterprise Bank of Florida may, without the prior notice to or written consent of 1st United, renew or extend existing credits on substantially similar terms and conditions as present at the time such credit was made or last extended, renewed or modified, for a period not to exceed one year and at rates not less than market rates for comparable credits and transactions and without any release of any collateral except as any EBI Entity is presently obligated under existing written agreements kept as part of such EBI Entity’s official records; or

(i)                 (1) grant any increase in compensation or benefits to the employees or officers of any EBI Entity, except in accordance with past practice as disclosed in Section 6.2(i) of the EBI Disclosure Memorandum or as required by Law; (2) pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement as disclosed in Section 6.2(i) of the EBI Disclosure Memorandum; (3) enter into or amend any severance agreements with officers of any EBI Entity; (4) grant any increase in fees or other increases in compensation or other benefits to directors of any EBI Entity except in accordance with past practice disclosed in Section 6.2(i) of the EBI Disclosure Memorandum; (5) voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits or other Equity Rights or (6) grant or agree to pay any bonus, severance or termination to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers or employees, except as may be required pursuant to commitments existing on the date hereof and set forth in Section 6.2(i) of the EBI Disclosure Memorandum; or

(j)                 adopt any new EBI Benefit Plan or terminate or withdraw from, or make any Material change in or to, any existing EBI Benefit Plan other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such EBI Benefit Plans, except as required by Law, the terms of such plans or consistent with past practice; or

(k)               (1) merge or consolidate EBI with any other corporation; (2) sell or lease all or any substantial portion of the assets or business of EBI; (3) make any acquisition of all or any substantial portion of the business or Assets of any other Person other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between EBI and any other Person; or (4) enter into a purchase and assumption transaction with respect to Deposits or Liabilities; or

(l)                 (1) voluntarily take any action which would result in any of the representations and warranties of EBI or Enterprise Bank of Florida set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in ARTICLE 7 hereof not being satisfied, except in each case as may be required by applicable Law; or (2) create, renew or amend or take any other action that may result in any restriction on EBI’s ability to engage in any type of activity; or

(m)             make any significant change in any Tax or accounting methods or methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

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(n)               enter into, renew, extend or modify any other transaction (other than a Deposit transaction) with any Affiliate; or

(o)               except as disclosed in Section 6.2(o) of the EBI Disclosure Memorandum, enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest; or

(p)               make any Material change in policies in existence on the date of this Agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; deposit pricing or gathering; or other Material banking policies except as may be required by changes in applicable Law or by Regulatory Authorities; or

(q)               make any capital expenditures in excess of $5,000 individually or $10,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing Assets in good repair; or

(r)                 purchase or otherwise acquire, or sell or otherwise dispose of, any Assets or incur any Liabilities other than in the ordinary course of business consistent with past practices and policies (other than sales or dispositions of assets listed in Confidential Schedule 1); or

(s)                purchase or sell any equity securities, or purchase or sell any securities other than securities rated “A” or higher by either Standard & Poor’s Rating Services or Moody’s Investors Service, (ii) with a weighted average life of not more than three years, and (iii) otherwise in the ordinary course of business consistent with past practice; or

(t)                 commence any Litigation other than in accordance with past practice, settle any Litigation involving any Liability of any EBI Entity for Material money damages or restrictions upon the operations of any EBI Entity; or

(u)               except in the ordinary course of business and as expressly permitted in Section 6.2(h), enter into, modify, amend or terminate any Material Contract calling for payments exceeding $50,000 or waive, release, compromise or assign any Material rights or claims; or

(v)               make, change or revoke any Tax election, file any amended Tax Return, enter into any Tax closing agreement, or settle or agree to compromise any Liability with respect to Taxes; or

(w)              foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of a Materials of Environmental Concern; or

(x)               purchase or sell any mortgage loan servicing rights other than in the ordinary course of business consistent with past practice; or

(y)               issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) without prior consultation with 1st United and, to the extent relating to post-Closing employment, benefit or compensation information without the prior consent of 1st United (which shall not be unreasonably withheld) or issue any broadly distributed communication of a general nature to customers without the prior approval of 1st United (which shall not be unreasonably withheld), except as required by Law or for communications in the ordinary course of business consistent with past practice that do not relate to the Mergers or other transactions contemplated hereby; or

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(z) increase the consolidated assets of EBI after December 31, 2012 and through the Valuation Date other than in the ordinary course of business but in no event by an amount greater than 10% of EBI’s consolidated assets at December 31,2012; notwithstanding the foregoing or anything else in this Agreement, the EBI Entities shall not enter into any extraordinary extensions of loans, loan purchases, purchases of securities or other assets or liabilities, that are entered into solely for the purpose of increasing, outside the ordinary course, of business the Total Consideration.

(aa) agree to do any of the foregoing, or take any action that could reasonably be expected to result in any of the foregoing.

6.3              COVENANTS OF BANCORP AND 1ST UNITED. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of EBI shall have been obtained, and except as otherwise expressly contemplated herein, Bancorp and 1st United each covenant and agree that it shall take no action which would (i) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Section 8.1(b) or 8.1(c), or (ii) adversely affect the ability of any Party to perform its covenants and agreements under this Agreement; provided, that, subject to the foregoing, no Bancorp Entity shall be prevented from acquiring any Assets or other businesses or from discontinuing or disposing of any of its Assets or business if such action is, in the judgment of Bancorp, desirable in the conduct of the business of Bancorp and its Subsidiaries.

6.4              ADVERSE CHANGES IN CONDITION. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, an EBI Material Adverse Effect or a Bancorp Material Adverse Effect, as applicable, or (ii) would cause or constitute a breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

6.5              REPORTS. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC, such financial statements will fairly present in all Material respects the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders’ equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not Material). As of their respective dates, such reports filed with the SEC will comply in all Material respects with the Securities Laws and will not contain any untrue statement of a Material fact or omit to state a Material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.

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6.6              TAXES.

(a)                Actions Prior to Closing.

1.                  Termination of Existing Tax-Sharing Agreements. All Tax-sharing agreements, Tax indemnity agreements, or similar arrangements involving an EBI Entity or to which an EBI Entity is a party shall be terminated with respect to such EBI Entity on the Closing Date, and, after the Closing Date, such EBI Entity shall not be bound thereby or have any Liability thereunder.

2.                  Tax Elections. No new elections, and no changes in current elections, with respect to Taxes affecting any EBI Entity shall be made after the date of this Agreement without the prior written consent of Bancorp, which consent shall not be unreasonably withheld.

3.                  Tax Certificates. EBI shall provide Bancorp, on or before the Closing Date, with (i) all forms, certificates and/or other instruments required in connection with the transfer and recording taxes and charges arising from the transactions contemplated by this Agreement, together with evidence satisfactory to Bancorp that such transfer taxes and charges have been paid in full by EBI, and (ii) a clearance certificate or similar documents which may be required by any state taxing authority to relieve Bancorp of any obligation to withhold any portion of payments to EBI pursuant to this Agreement.

4.                  Access to Books and Records. Between the date of the Agreement and the Closing Date, EBI and Enterprise Bank of Florida shall give Bancorp and its authorized Representatives reasonable access to all books, records and returns of each EBI Entity and have its personnel and accountants available to respond to reasonable requests of Bancorp and its authorized Representatives.

(b)               [Intentionally Omitted]

(c)                Filing of Tax Returns.

1.                  EBI shall prepare and timely file all Tax returns for all periods ending on or before the Closing Date. All such returns shall be prepared in accordance with past practice (unless a contrary position is required by Law) as to elections and accounting practices to the extent any position taken in such Returns may affect the Tax Liability of EBI after the Closing. EBI shall discharge all Tax Liabilities shown on such Returns. In connection with preparation of such Returns, EBI shall prepare books and working papers (including a closing of the books as of the Closing Date) which shall clearly demonstrate the income and activities of each EBI Entity for the period ending on the Closing Date. EBI shall provide a copy of such returns to Bancorp for its review at least 20 days before the filing of such Returns. EBI shall not file any amended Return for a period ending on or before the Closing without Bancorp’s written consent (which consent shall not be unreasonably withheld) if the filing of any such amended Return may affect the Tax Liability of any EBI Entity or for which Bancorp is or may become liable.

2.                  Bancorp shall prepare and timely file all Tax Returns with respect to EBI other than the Tax Returns referred to in Section 6.6(c)1 above, that are required to be filed after the Closing.

(d)               Carryovers and Carrybacks. For purposes of this Section, Tax or Taxes shall include the amount of Taxes which would have been paid but for the application of any credit or net operating or capital loss deduction attributable to periods beginning after the Closing Date or to any Post-Closing Partial Period.

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(e)                Allocation Between Partial Periods. Any Taxes for any period beginning before the Closing Date and ending after the Closing Date (a “Straddle Period”) shall be apportioned between the Pre-Closing Partial Period and the Post-Closing Partial Period, based, in the case of real and personal property Taxes, on a per diem basis and, in the case of other Taxes (including, without limitation, income Taxes and Taxes in lieu of income Taxes), on the actual activities, taxable income or taxable loss of EBI during such Pre-Closing Partial Period and such Post-Closing Partial Period, based on a closing of the books as of the close of business on the Closing Date. EBI shall not be permitted to carry out any transaction outside the ordinary course of its trade or business on the Closing Date after the Closing (other than the transactions contemplated by this Agreement). “Pre-Closing Partial Period” shall mean the portion of the Straddle period up to and including the Closing Date, and “Post-Closing Partial Period” shall mean the portion of the Straddle period following the Closing Date.

7.               ADDITIONAL AGREEMENTS

7.1              PROXY STATEMENT; SHAREHOLDER APPROVAL.

(a)                As soon as reasonably practicable after execution of this Agreement (but in no event later than 60 days following the date of this Agreement), the parties shall cause to be prepared the Proxy Statement, and Bancorp and EBI shall each cooperate in the preparation of such document and shall furnish all information as may reasonably be requested by the other party in connection with such action.

(b)               In connection with the Proxy Statement, (i) EBI shall prepare and mail such Proxy Statement to the EBI shareholders, (ii) the Board of Directors of EBI shall recommend to EBI shareholders the approval of the matters submitted for approval (the “EBI Recommendation”), and (iii) the Board of Directors and officers of EBI shall use their reasonable best efforts to obtain such shareholders’ approval.

(c)                EBI shall call a Shareholders’ Meeting, to be held as soon as reasonably practicable after the Proxy Statement is finalized and cleared by Bancorp and EBI, for the purpose of voting upon approval of this Agreement, the transactions contemplated hereby, and such other related matters as it deems appropriate.

(d)               Bancorp and EBI shall promptly notify the other Parties if at any time it becomes aware that the Proxy Statement contains any untrue statement of a Material fact or omits to state a Material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, Bancorp shall cooperate with EBI in the preparation of a supplement or amendment to such Proxy Statement that corrects such misstatement or omission, and EBI shall mail an amended Proxy Statement to the EBI shareholders.

7.2              APPLICATIONS. Bancorp shall promptly prepare and file (but in no event later than 45 days following the date of this Agreement), and EBI and Enterprise Bank of Florida shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. The Parties shall promptly deliver to each other copies of all filings, correspondence and orders to and from all Regulatory Authorities in connection with the transactions contemplated hereby.

7.3              FILINGS WITH STATE OFFICES. Upon the terms and subject to the conditions of this Agreement, Bancorp shall execute and file, in connection with the Closing, the Articles of Merger, or such other required filings to effectuate the Holding Company Merger and the Bank Merger, with the Secretary of State of the State of Florida.

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7.4              AGREEMENT AS TO EFFORTS TO CONSUMMATE. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable best efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in ARTICLE 8; provided, that nothing herein shall preclude any Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

7.5              INVESTIGATION AND CONFIDENTIALITY.

(a)                Prior to the Effective Time, each Party shall keep the other Party advised of all Material developments relevant to its business and to consummation of the Mergers.

(b)               Prior to the Effective Time, EBI and Enterprise Bank of Florida shall permit and allow Bancorp to make or cause to be made, at Bancorp’s own expense, such investigation(s) of the business and properties of EBI and its Subsidiaries, and of their respective financial and legal conditions, as Bancorp reasonably request, provided that such investigation(s) shall be reasonably related to the transactions contemplated hereby. In order to perform or to conduct any such investigation(s) described in this Section 7.5(b), or as permitted in Section 7.15, EBI and Enterprise Bank of Florida shall grant Bancorp the right to gain reasonable access to the businesses and properties of each EBI Entity. Prior to the Effective Time, Bancorp shall permit and allow EBI to make or cause to be made, at EBI’s own expense, such investigation(s) of the business and properties of Bancorp and its Subsidiaries, and of their respective financial and legal conditions, as EBI reasonably requests, provided that such investigation(s) shall be reasonably related to the transactions contemplated hereby. In order to perform or to conduct any such investigation(s) described in this Section 7.5(b), or as permitted in Section 7.15, Bancorp shall grant EBI the right to gain reasonable access to the businesses and properties of each Bancorp Entity. No investigations by a Party shall affect the representations and warranties of the other Party.

(c)                If any investigation(s) of Bancorp conducted pursuant to Section 7.5(b) results in a finding of an event or circumstance that has had or is reasonably likely to have an EBI Material Adverse Effect (an “EBI Adverse Finding”), Bancorp shall have the right, but not the obligation (unless required by Section 7.5(f)), to elect to identify and describe in writing to EBI such EBI Adverse Finding and to request its correction, cure, or other resolution, to Bancorp’s complete satisfaction (which Bancorp shall in good faith determine in its sole discretion), within a reasonable specific period of time. Any such action taken by Bancorp pursuant to the foregoing sentence (1) shall not waive Bancorp’s right to terminate this Agreement and abandon the Mergers without penalty and at any time before the Closing Date pursuant to Section 9.1(h), provided EBI fails to cure the EBI Adverse Finding to Bancorp’s satisfaction in the time granted to EBI, and (2) shall not, in any way, act as a waiver as to any other right(s) granted to Bancorp pursuant to this Agreement. If any investigation(s) of EBI conducted pursuant to Section 7.5(b) results in a finding of an event or circumstance that has had or is reasonably likely to have a Bancorp Material Adverse Effect (a “Bancorp Adverse Finding”), EBI shall have the right, but not the obligation (unless required by Section 7.5(f)), to elect to identify and describe in writing to Bancorp such Bancorp Adverse Finding and to request its correction, cure, or other resolution, to EBI’s complete satisfaction (which EBI shall in good faith determine in its sole discretion), within a reasonable specific period of time. Any such action taken by EBI pursuant to the foregoing sentence (1) shall not waive EBI’s right to terminate this Agreement and abandon the Mergers without penalty and at any time before the Closing Date pursuant to Section 9.1(i), provided Bancorp fails to cure the Bancorp Adverse Finding to EBI’s satisfaction in the time granted to Bancorp, and (2) shall not, in any way, act as a waiver as to any other right(s) granted to EBI pursuant to this Agreement.

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(d)               In addition to the Parties’ respective obligations under the Confidentiality Agreement, which are hereby reaffirmed and adopted, and incorporated by reference herein each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries’ businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. In the event that a Party is required by applicable Law or valid court process to disclose any such confidential information, then such Party shall provide the other Party with prompt written notice of any such requirement so that the other Party may seek a protective Order or other appropriate remedy and/or waive compliance with this Section 7.5. If in the absence of a protective Order or other remedy or the receipt of a waiver by the other Party, a Party is nonetheless, in the written opinion of counsel, legally compelled to disclose any such confidential information to any tribunal or else stand liable for contempt or suffer other censure or penalty, a Party may, without Liability hereunder, disclose to such tribunal only that portion of the confidential information which such counsel advises such Party is legally required to be disclosed, provided that such disclosing Party uses its best efforts to preserve the confidentiality of such confidential information, including without limitation, by cooperating with the other Party to obtain an appropriate protective Order or other reliable assurance that confidential treatment will be accorded such confidential information by such tribunal. If this Agreement is terminated prior to the Effective Time, upon written request of the other Party, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

(e)                EBI shall use its reasonable efforts to exercise its rights under confidentiality agreements entered into with Persons, if any, which were considering an Acquisition Proposal with respect to any EBI Entity to preserve the confidentiality of the information relating to such EBI Entity provided to such Persons and their Affiliates and Representatives.

(f)                Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a Material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have an EBI Material Adverse Effect or a Bancorp Material Adverse Effect, as applicable, subject to the provisions of Section 7.5(c).

(g)                Upon request of Bancorp, EBI and Enterprise Bank of Florida shall request within 10 days of the date thereof, that all third parties that received confidential information regarding EBI or any of its Subsidiaries within the last 12 months in connection with a possible sale or merger transaction involving EBI or any of its Subsidiaries promptly return such confidential information to EBI or Enterprise Bank of Florida.

7.6              PRESS RELEASES. Prior to the Effective Time, EBI, Enterprise Bank of Florida and Bancorp shall consult with each other as to the form and substance of any press release or other public disclosure Materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 7.6 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party’s disclosure obligations imposed by Law.

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7.7              CERTAIN ACTIONS.

(a)                Except with respect to this Agreement and the transactions contemplated hereby, no EBI Entity nor any Affiliate thereof nor any Representatives thereof retained by any EBI Entity shall directly or indirectly (i) solicit, initiate, induce, or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes an Acquisition Proposal, (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person any information or data with respect to EBI or otherwise relating to an Acquisition Proposal, (iii) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which EBI is a party, (iv) enter into any agreement regarding or that could reasonably be expected to lead to any Acquisition Proposal, or (v) make or authorize any public statement, recommendation or solicitation in support of any Acquisition Proposal. Any violation of the foregoing restrictions by any EBI Entity or any Representatives thereof, whether or not such Representatives are so authorized and whether or not such Representatives are purporting to act on behalf of an EBI Entity or otherwise, shall be deemed to be a breach of this Agreement by EBI. EBI shall, and shall cause each of EBI’s Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.

(b)               EBI and Enterprise Bank of Florida shall promptly, but in no event more than 24 hours, advise Bancorp following the receipt of any Acquisition Proposal and the details thereof (including amendments or proposed amendments) and advise Bancorp of any developments with respect to such Acquisition Proposal promptly upon the occurrence thereof. EBI and Enterprise Bank of Florida shall (i) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any of the foregoing, (ii) direct and use its reasonable best efforts to cause all of its Affiliates and Representatives not to engage in any of the foregoing, and (iii) use its reasonable best efforts to enforce any confidentiality or similar agreement relating to any such activities, discussions, negotiations or Acquisition Proposal. EBI and Enterprise Bank of Florida will take all actions necessary or advisable to inform the officers, directors, employees, agents, Representatives, and Affiliates of each EBI Entity of the obligations undertaken in this Section 7.7, and it is understood that any violation of this Section 7.7 by any such individuals or entities shall be deemed to be a breach of this Section 7.7 by EBI.

(c)                Neither the Board of Directors of any EBI Entity nor any committee thereof shall (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Bancorp, the approval of the Agreement, the Mergers or the EBI Recommendation or take any action or make any statement in connection with the Shareholders’ Meeting inconsistent with such approval or EBI Recommendation (collectively, a “Change in the EBI Recommendation”), (ii) approve or recommend, or propose to approve or recommend, or fail to recommend against, any Acquisition Proposal, or (iii) enter into (or permit Enterprise Bank of Florida to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Proposal or (B) requiring EBI or Enterprise Bank of Florida to abandon, terminate or fail to consummate the Mergers or any other transaction contemplated by this Agreement except in accordance with its terms. If EBI shall take a neutral position or no position with respect to an Acquisition Proposal in connection with any formal communications to shareholders or Regulatory Authorities, then such position shall be considered a breach of this Section 7.7(c).

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(d)               Nothing contained in this Section 7.7 shall prohibit EBI from communicating information about such an Acquisition Proposal to its shareholders if and to the extent that it is required to do so in order to comply with applicable Law.

7.8              ACCOUNTING AND TAX TREATMENT. Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Holding Company Merger and the Bank Merger, and to use its reasonable efforts to take no action which would cause the Holding Company Merger not, to qualify as a “stock purchase” within the meaning of Section 338 of the Code, for federal income tax purposes.

7.9              STATE TAKEOVER LAWS. Each EBI Entity and its Affiliates shall take the necessary steps to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable Takeover Law, including Sections 607.0901 and 607.0902 of the FBCA.

7.10          CHARTER PROVISIONS. Each EBI Entity shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Mergers and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws or other governing instruments of any EBI Entity or restrict or impair the ability of Bancorp or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any EBI Entity that may be directly or indirectly acquired or controlled by them.

7.11          INTEGRATION.

(a)                In order to facilitate the continuing interaction of Bancorp with EBI and Enterprise Bank of Florida, and in order to keep Bancorp fully advised of all ongoing activities of EBI and Enterprise Bank of Florida, subject to the limitations in this Section 7.11(a) and subject to no written objection from any applicable Regulatory Authority, EBI and Enterprise Bank of Florida agree to allow the CEO, President, CFO, or Chief Lending Officer of 1st United (each a “Bancorp Designee”) to attend as an invited guest and fully monitor all called meetings of the board of directors (during the sessions in which the regular business of the board meeting is conducted) and committees of such board of directors of EBI and Enterprise Bank of Florida (including, but not limited to, meetings of the officers’ loan committee of Enterprise Bank of Florida). No more than one Bancorp Designee may attend any such board or committee meeting. EBI and Enterprise Bank of Florida shall promptly give Bancorp prior notice by telephone and electronic mail of all called meetings. Any such Bancorp Designee shall only be permitted to observe at the meetings, and shall have no right to vote and may be excluded from sessions of the boards of directors or committees during which there is being discussed, (a) matters involving this Agreement, (b) information or Material that EBI or Enterprise Bank of Florida is required or obligated to maintain as confidential under applicable Laws, (c) pending or threatened Litigation or investigations if, in the opinion of counsel to EBI or Enterprise Bank of Florida, the presence of any such Bancorp Designee could reasonably affect the confidential nature of or any privilege relating to any matters to be discussed, or (d) any other matter which is determined by the Chairman or a majority of the Board of Directors of EBI or Enterprise Bank of Florida as requiring only attendance by directors and officers of EBI or Enterprise Bank of Florida. Complete minutes of all such meetings will be provided to Bancorp, subject to redacting matters heretofore described in this Section 7.11(a) in the foregoing clauses (a), (b), (c) and/or (d). No attendance by Representatives of Bancorp at board or committee meetings under this Section 7.11(a) or knowledge gained or deemed to have been gained by virtue of such attendance will affect any of the representations and warranties or covenants and agreements of EBI or Enterprise Bank of Florida made in this Agreement. If the transactions contemplated by this Agreement are disapproved by any Regulatory Authority whose approval is required or the Agreement is otherwise terminated prior to the Effective Time, then the Bancorp Designee will no longer be entitled to notice of and permission to attend any such meetings.

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(b)               The Parties shall meet on a regular basis to discuss and plan for the conversion of EBI’s data processing and related electronic informational systems to those used by Bancorp, which planning shall include, but not be limited to, discussion of the possible termination by EBI of third party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used by EBI in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that EBI shall not be obligated to take any such action prior to the Effective Time and, unless EBI otherwise agrees, no conversion shall take place prior to the Effective Time.

(c)                EBI shall provide Bancorp, within fifteen (15) business days of the end of each calendar month, an update to Section 4.21(a) of the EBI Disclosure Memorandum.

(d)               Notwithstanding any provision contained in this Agreement, neither Bancorp nor any Bancorp Subsidiary shall under any circumstance be permitted to exercise control of EBI prior to the Effective Time.

(e)                The Parties shall consult with respect to EBI’s and Enterprise Bank of Florida’s major policies and practices, and EBI and Enterprise Bank of Florida shall make such modification or changes to their policies and practices, if any, as of the Effective Time as may be mutually agreed upon, such agreement not to be unreasonably withheld, delayed or conditioned. Neither Party’s representations, warranties, covenants or agreements contained in this Agreement shall be deemed to be inaccurate or breached in any respect as a consequence of any modifications or charges undertaken solely on account of this Section 7.11. Notwithstanding anything contained herein to the contrary, EBI shall not be required to seek the agreement or consent of Bancorp for any changes requested or required by any Regulatory Authority or applicable Law.

7.12          EMPLOYEE BENEFITS AND CONTRACTS.

(a)                Following the Effective Time, Bancorp shall provide generally to officers and employees of the EBI Entities employee benefits under employee benefit and welfare plans (other than stock option or other plans involving the potential issuance of Bancorp Common Stock), on terms and conditions which when taken as a whole are substantially similar to those currently provided by the Bancorp Entities to their similarly situated officers and employees. Bancorp shall waive any pre-existing condition exclusion under any employee health plan for which any employees and/or officers and dependents are covered by EBI plans as of Closing, to the extent that such pre-existing condition was covered under the corresponding plan maintained by the EBI Entity. For purposes of participation and vesting (but not benefit accrual) under Bancorp’s employee benefit plans, the service of the employees of the EBI Entities with the EBI Entities prior to the Effective Time shall be treated as service with a Bancorp Entity participating in such employee benefit plans.

(b)               Concurrent with the execution of this Agreement, Hugh C. Jacobs, Jr. shall enter into an amendment to his Executive Employment Agreement with Enterprise Bank of Florida, for the benefit of Bancorp, in the form attached hereto as Exhibit 1 (the “Employment Agreement Amendment”).

(c)                Nothing contained herein is intended to provide, or shall be construed or interpreted as providing, any officer or employee of the EBI Entities any right to continued employment or restrict Bancorp from amending or terminating any employee benefit plan, program or policy of, or any agreement with, Bancorp, EBI or any of their respective Subsidiaries, in accordance with the terms thereof. This Agreement is not intended, and it shall not be construed, to create third party beneficiary rights for any current or former employees of the Parties or their respective Subsidiaries (including any beneficiaries or dependents thereof) under or with respect to any plan, program, or arrangement described in or contemplated by this Agreement.

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(d)               Not later than the day immediately preceding the Closing Date, EBI and Enterprise Bank of Florida each agree to initiate, in consultation with Bancorp, the termination of their 401(k) plans (including the adoption by their Boards of Directors of appropriate resolutions terminating such plans), with the understanding that Bancorp will complete the termination in due course after the Closing Date.

(e)                Each employee of an EBI Entity shall receive credit under the Bancorp Entities’ plans for co-pays, deductibles and other similar limits incurred under the EBI Entities’ plans during the year in which the former employees of the EBI Entities are integrated into the Bancorp Entities’ plans.

(f)                Employees of Enterprise Bank of Florida at the Effective Time (other than Hugh C. Jacobs, Jr.) shall be offered employment with a Bancorp Entity as of the Effective Time. If, within six months of the Effective Time, any employee of any EBI Entity is terminated by Bancorp or 1st United solely as a result of the Mergers (i.e., elimination of duplicative jobs, etc.), and not as a result of inadequate performance or other good cause (which, for purposes of this Agreement, shall mean a material violation of Bancorp’s policies and procedures, or acts that display dishonesty, material neglect in discharging duties, or destruction of Bancorp’s property), such employee shall have been entitled to a base salary at a rate from the Effective Time until so terminated in an amount no less than the rate of the base l salary paid to such employee by Enterprise Bank of Florida to such employee as of the Effective Time and Bancorp shall pay severance to each such employee in an amount equal to one week’s pay for each twelve months of such employee’s prior employment with such EBI Entity; provided, however, that in no event will the total amount of severance for any single employee be less than four (4) weeks salary or exceed $10,000 in the aggregate.

7.13          INDEMNIFICATION.

(a)                Subject to the limitations in this Section 7.13, from and after the Effective Time, Bancorp agrees that it will indemnify and hold harmless each director and executive officer of EBI and/or of Enterprise Bank of Florida (each, an “Indemnified Party”) against all costs and expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (collectively “Claims”), arising out of actions or omissions occurring at or prior to the Effective Time pertaining to (i) the fact that he or she is or was a director or executive officer of an EBI Entity, or (ii) this Agreement or any of the transactions contemplated by this Agreement, in either case, whether asserted or claimed prior to, at or after the Effective Time, to the extent that EBI would have been allowed under Florida Law and its Articles of Incorporation and Bylaws as in effect on the date hereof to indemnify such Indemnified Parties; provided, however, that Bancorp’s indemnification obligations under this Section 7.13 shall be limited to Claims that are actually covered pursuant to the existing policy or policies of directors’ and officers’ liability insurance maintained by EBI and Enterprise Bank of Florida as of the date of this Agreement in the form delivered by EBI to Bancorp prior to the date of this Agreement ), but only for the monetary responsibilities of the named insured under such policies (e.g., deductibles or self-insured retentions), and in addition for amounts in excess of the policy limits, but Bancorp’s total indemnity obligations for any and all Claims shall not exceed $6,000,000 in the aggregate. Bancorp’s obligations under this Section 7.13 shall continue in full force and effect for a period of four (4) years from the Effective Time; provided, that all rights to indemnification in respect of any Claim asserted or made prior to such period shall continue until the final disposition of such Claim.

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(b)               Any Indemnified Party wishing to claim indemnification under this Section, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Bancorp thereof. In the event of any such claim, action, suit, proceeding or investigation (whether before or after the Effective Time) (i) Bancorp shall have the right to assume the defense thereof and Bancorp shall not be liable to such Indemnified Party for any legal expenses or other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, (ii) the Indemnified Party will cooperate in the defense of any such matter and (iii) Bancorp shall not be liable for any settlement effected without its prior written consent; provided that Bancorp shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(c)                EBI and Enterprise Bank of Florida represent that its respective current annual premium for the Existing D&O Policies is disclosed in Section 7.13(c) of the EBI Disclosure Memorandum. Prior to the Effective Time, EBI and Enterprise Bank of Florida shall obtain prepaid insurance tail policies for purposes of this Section 7.13 with the prior consent of Bancorp, which policies shall provide the Indemnified Parties with coverage for an aggregate period of four (4) years after the Effective Time (including with respect to acts or omissions occurring in connection with approval of this Agreement and the consummation of the transactions contemplated hereby), provided that the cost thereof shall not exceed $200,000 in the aggregate for such policy or policies. Bancorp shall pay for such policies and also shall maintain such policy or policies in full force and effect for its or their duration.

(d)               If Bancorp or any of its successors or assigns shall (i) consolidate with or merge into any other Person or entity and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any other Person or entity then, in each case, proper provision shall be made so that the successors and assigns of Bancorp shall assume the obligations set forth in this Section 7.13.

7.14          SHAREHOLDER VOTING AGREEMENTS. Concurrently with the execution and delivery of this Agreement, EBI and Enterprise Bank of Florida agree to cause each of their directors and each of their Affiliates who hold shares of EBI Common Stock to execute and deliver a Shareholder Voting Agreement in the form attached hereto as Exhibit 3 (“Shareholder Voting Agreement”).

7.15          REAL PROPERTY MATTERS. At its option and expense, Bancorp may cause to be conducted: (1) a title examination, physical survey, zoning compliance review, and structural inspection of the Real Property and improvements thereon that is used by any EBI Entity as a banking office (collectively, the “Property Examination”); and (2) site inspections, historic reviews, regulatory analyses, and environmental investigations and assessments of the Real Property as Bancorp shall deem necessary or desirable (collectively, the “Environmental Survey”). The Environmental Survey may include, but shall not be limited to: (i) Bancorp’s right to perform a Phase I Environmental Site Assessment (pursuant to ASTM Standard E 1527-05) in connection with any businesses or properties of any EBI Entity, including any of its Participation Facilities or its Operating Facilities, (ii) Bancorp’s right to perform or to conduct any other environmental investigations, inspections, assessments, site reconnaissance, or site visits, or environmental sampling, testing, analysis, or monitoring activities, in connection with any businesses or properties of any EBI Entity, including its Participation Facilities or its Operating Facilities, and (iii) Bancorp’s right to request and to obtain from any EBI Entity any information or documents, including, but not limited to, environmental reports and regulatory agency correspondence, in any EBI Entity’s possession or control relating to the matters described in this Section 7.15. In order to perform or to conduct any such investigation(s) described in this Section 7.15, each EBI Entity shall grant Bancorp the right to gain reasonable access to any businesses and properties of any EBI Entity, including access to its Participation Facilities or its Operating Facilities. Should Bancorp elect to complete an Environmental Survey of any Real Property, it shall notify EBI or Enterprise Bank of Florida before commencing the Environmental Survey and shall make reasonable efforts to coordinate the Environmental Survey with EBI and Enterprise Bank of Florida.

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If, in the course of the Property Examination or Environmental Survey, Bancorp discovers a “Material Defect” (as defined below) with respect to the Real Property, Bancorp shall have the option, at its sole discretion, exercisable upon written notice to Seller (“Material Defect Notice”) to: (1) waive the Material Defect; (2) direct Seller to cure the Material Defect to Bancorp’s satisfaction; or (3) terminate this Agreement (with such termination being deemed to be a termination under Section 9.1(a)).

If Bancorp elects to direct EBI or Enterprise Bank of Florida to cure, then EBI or Enterprise Bank of Florida shall have thirty (30) days from the date of the receipt of the Material Defect Notice, or such later time, which shall not be later than the Closing Date, as shall be mutually agreeable to the parties in which to cure such Material Defect to Bancorp’s satisfaction. If EBI or Enterprise Bank of Florida fails to cure a Material Defect to Bancorp’s satisfaction within the period specified above, then Bancorp may terminate this Agreement (with such termination being deemed to be a termination under Section 9.1(a))

For purposes of this Agreement, a “Material Defect” shall consist of:

(a)                     the existence of any Lien (other than the lien of Real Property Taxes not yet due and payable), encumbrance, zoning restriction, easement, covenant or other restriction, title imperfection or title irregularity, or the existence of any facts or conditions that constitute a Material breach of the representations and warranties contained in Section 4.10 or 4.12, in either such case that Bancorp reasonably believes could result in a Material Adverse Effect on its use of any parcel of the Real Property for the purpose for which it currently is used or the value or marketability of any parcel of the Real Property, or as to which Bancorp otherwise objects;

(b)                     the existence of any structural defects or conditions of disrepair in the improvements on the Real Property (including any equipment, fixtures or other components related thereto) that Bancorp reasonably believes would cost more than $250,000 in the aggregate to repair, remove or correct as to all such Real Property; or

(c)                      the existence of facts or circumstances relating to any of the Real Property reflecting that: (1) there likely has been a discharge, disposal, release, threatened release, or emission by any Person of any Hazardous Material on, from, under, at, or relating to the Real Property; or (2) any action has been taken or not taken, or a condition or event likely has occurred or exists, with respect to the Real Property which constitutes or would constitute a violation of any Environmental Laws as to which Bancorp reasonably believes, based on the advice of legal counsel or other consultants, that an EBI Entity could become responsible or liable, or that Bancorp could become responsible or liable, following the Closing Date, for assessment, removal, remediation, monetary damages, or civil, criminal or administrative penalties or other corrective action and in connection with which the amount of expense or Liability which an EBI Entity could incur, or for which Bancorp could become responsible or liable, following the Closing Date, could equal or exceed an aggregate of $250,000 or more as to all such Real Property.

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7.16          FINANCIAL AND OTHER STATEMENTS.

(a)                      Promptly upon receipt thereof, EBI will furnish to Bancorp copies of each annual, interim or special audit of the books of EBI made by its independent auditors and copies of all internal control reports submitted to EBI by such auditors in connection with each annual, interim or special audit of the books of EBI made by such auditors.

(b)                     EBI will furnish concurrently to Bancorp copies of all documents, statements and reports as it shall send to its shareholders or any Regulatory Authority, except as legally prohibited thereby. Within 30 days after the end of each month, EBI will deliver to Bancorp a consolidated balance sheet and a consolidated statement of income, without related notes, for such month prepared in accordance with current financial reporting practices.

(c)                      EBI will advise Bancorp promptly of the receipt of any examination report of any Regulatory Authority with respect to the condition or activities of EBI.

(d)                     EBI shall book all adjustments to the EBI Financial Statements that are required by any Regulatory Authority in connection with any Regulatory Authority examination that occurs prior to Closing (“Examination Adjustments”), and each of these adjustments shall be reflected in the calculation of EBI Tangible Book Value. In the event that the Examination Adjustments reflect, in whole or in part, accounting procedures or policies of EBI or Enterprise Bank of Florida that are not consistent with GAAP, EBI agrees to modify immediately their accounting procedures and policies to conform with GAAP. EBI shall prepare the EBI Financial Statements, for periods as of or ending on a date that occurs subsequent to December 31, 2012, in accordance with such modified accounting procedures and policies.

7.17          MAINTENANCE OF INSURANCE. EBI and Enterprise Bank of Florida shall maintain insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business, but in no event shall the coverage be less than the insurance coverage set forth in Section 4.10(c) of the EBI Disclosure Memorandum.

7.18          DISCLOSURE SUPPLEMENTS. From time to time prior to the Effective Time, EBI and Bancorp shall promptly supplement or amend the EBI Disclosure Memorandum and Bancorp Disclosure Memorandum, respectively, with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such disclosure memorandum or which is necessary to correct any information in such disclosure memorandum which has been rendered Materially inaccurate thereby. No supplement or amendment to such disclosure memorandum shall have any effect for the purpose of determining satisfaction of the conditions set forth in ARTICLE 8.

7.19          FAILURE TO FULFILL CONDITIONS. In the event that either Party determines that a condition to its obligation to complete the Holding Company Merger and the Bank Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify the other Party.

7.20          NON-COMPETITION AGREEMENTS.

(a)                Concurrently with the execution and delivery of this Agreement and effective upon Closing, EBI agrees to cause each non-employee director of EBI and Enterprise Bank of Florida who has been such a director for at least six months prior to the date of this Agreement (and any other director who otherwise elects) as disclosed in Section 7.20 of the EBI Disclosure Memorandum to execute and deliver the Non-Competition and Non-Solicitation Agreement in the form attached hereto as Exhibit 3 (the “Non-Competition Agreement”).

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(b)               At the Effective Time, Bancorp shall grant to each non-employee director of EBI and Enterprise Bank of Florida, who executes and delivers a Non-Competition and Non-Solicitation Agreement, options (the “Option Grant”) to purchase 5,000 shares of Bancorp common stock with an exercise price equal to the closing price on the Closing Date. Assuming compliance with the terms of the Non-Competition and Non-Solicitation Agreement, such options shall cliff vest on the one-year anniversary of the Closing Date and shall be exercisable until the five-year anniversary of the Closing Date.

7.21          CLAIMS LETTERS. Concurrently with the execution and delivery of this Agreement and effective upon Closing, EBI agrees to cause each director and executive officer of EBI and Enterprise Bank of Florida to execute and deliver the Claims Letter in the form attached hereto as Exhibit 4 (the “Claims Letter”).

7.22          CONSENTS. EBI and Enterprise Bank of Florida shall use their respective reasonable best efforts to secure the Consents under all Contracts pursuant to which such Consent is required in order to consummate the transactions contemplated by this Agreement; provided, however, that the form and substance of each consent relating to office lease agreements entered into by EBI or Enterprise Bank of Florida shall be subject to the approval of Bancorp in its sole discretion..

7.23          INTEREST RATE SWAP AGREEMENT. Prior to the Valuation Date, EBI and Enterprise Bank of Florida shall dispose of the interest rate swap agreements set forth on Section 4.28 of the EBI Disclosure Memorandum.

7.24      HOLDBACK. If that certain U.S. Equal Employment Opportunity Claim (EEOC Charge No. 510-2012-03053<tel:510-2012-03053), and any and all other proceedings and claims that may be brought arising out of the facts alleged in such Claim (collectively, the “Employee Claim”) are not fully and finally resolved on or prior to the Valuation Date, then Bancorp shall retain and hold back at the Closing an amount equal to Four Hundred Thousand Dollars ($400,000) (the “Holdback Amount”) from the Total Consideration.  The Holdback Amount shall be held by 1st United pursuant to the terms hereof to defray all damages, losses, liabilities and related expenses (including, without limitation, settlement amounts, and the fees, charges and expenses of any counsel and other third parties retained by 1st United), whether direct or indirect, incurred to defend or settle the Employee Claim (collectively, the “Losses”).  1st United shall have total control and discretion in handling the Employee Claim, and shall have the right in its sole discretion to determine how the Holdback Amount shall be used in defending and/or settling the Employee Claim.  Promptly after either (i) the full settlement of the Employee Claim and Bancorp and each Bancorp Entity attaining a full release from the plaintiff of the Employee Claim or (ii) the final non-appealable adjudication by a court of competent jurisdiction of the Employee Claim, Bancorp shall pay to each holder of a share of EBI Common Stock the Per Share Holdback Amount, if any.  The “Per Share Holdback Amount” shall mean the quotient determined by dividing (i) the remaining amount, if any, resulting from subtracting the Losses from the Holdback Amount, by (ii) the number of shares of EBI Common Stock issued and outstanding as of the Effective Time.

7.25          SERVICING AGREEMENT. At the Effective Time, 1st United and Warren B. Mosler shall enter into an Interim Servicing Agreement in the form and substance reasonably acceptable to each, but including the Interim Servicing Procedures referred to in Exhibit 5.

7.26          LEASE ARRANGEMENTS. At or prior to the Effective Time, EBI shall terminate any lease arrangements with tenants or sublessees relating to the real property occupied by any EBI Entity.

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7.27          BANK SUB ASSUMPTION AGREEMENT. At or prior to the Effective Time, Bank Sub shall enter into an Assumption Agreement in form and substance acceptable to Bancorp to assume all Claims that arise out of or relate to any of the Bank Sub Assets (including, without limitation, the Claims referred to in the second paragraph of Section 4.20 of the EBI Disclosure Memorandum).

8.               CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

8.1              CONDITIONS TO OBLIGATIONS OF EACH PARTY. The respective obligations of each Party and Merger Sub to perform this Agreement and consummate the Holding Company Merger, and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Bancorp and EBI pursuant to Section 10.6:

(a)                Shareholder Approval. The shareholders of EBI shall have approved this Agreement, and the consummation of the transactions contemplated hereby, including the Holding Company Merger to the extent applicable, the Prior Transactions, as and to the extent required by Law and by the provisions of any governing instruments.

(b)               Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Mergers shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Board of Directors of Bancorp or EBI would result in a Material Adverse Effect on the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, such Party would not, in its reasonable judgment, have entered into this Agreement. All such Consents of the Regulatory Authorities shall provide that any cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or any Board resolution or similar undertaking, of EBI and/or Enterprise Bank of Florida to any Regulatory Authority, shall terminate as of the Effective Time.

(c)                Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the Mergers (other than those referred to in Section 8.1(b)) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, an EBI Material Adverse Effect or a Bancorp Material Adverse Effect, as applicable. No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of Bancorp would result in a Material Adverse Effect on the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, such Party would not, in its reasonable judgment, have entered into this Agreement.

(d)               Legal Proceedings. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement.

8.2               CONDITIONS TO OBLIGATIONS OF BANCORP, 1ST UNITED AND MERGER SUB. The obligations of Bancorp, 1st United and Merger Sub to perform this Agreement and consummate the Mergers, t and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Bancorp pursuant to Section 10.6(a):

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(a)                Representations and Warranties. For purposes of this Section 8.2(a), the accuracy of the representations and warranties of EBI and Enterprise Bank of Florida set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). There shall not exist inaccuracies in the representations and warranties of EBI and Enterprise Bank of Florida set forth in this Agreement such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, an EBI Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to “Material” or “Material Adverse Effect” or to the “Knowledge” of any Person shall be deemed not to include such qualifications.

(b)               Performance of Agreements and Covenants. Each and all of the agreements and covenants of EBI and Enterprise Bank of Florida to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all Material respects.

(c)                Certificates. EBI and Enterprise Bank of Florida shall have delivered to Bancorp (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 related to EBI or Enterprise Bank of Florida and in Section 8.2(a) and 8.2(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by EBI’s and Enterprise Bank of Florida’s Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Bancorp and its counsel shall request.

(d)               Shareholder Voting Agreements. Bancorp shall have received from each director of EBI and Enterprise Bank of Florida and each of their Affiliates who hold shares of EBI Common Stock the Shareholder Voting Agreement in the form of Exhibit 2.

(e)                Employment Agreement Amendment. Bancorp shall have received on the date of this Agreement an executed Employment Agreement Amendment, in the form of Exhibit 1, from Hugh C. Jacobs, Jr., and such Employment Agreement Amendment shall not have been amended, rescinded or otherwise terminated on or prior to the Effective Time.

(f)                Non-Competition Agreement. Bancorp shall have received from each director of EBI and Enterprise Bank of Florida (as contemplated by Section 7.20(a)) an executed Non-Competition Agreement in the form of Exhibit 3.

(g)                Claims Letters. Bancorp shall have received from each director and executive officer of EBI and Enterprise Bank of Florida the Claims Letters, dated as of the Closing Date (“Claims Letter”), in the form of Exhibit 4.

(h)               No EBI Material Adverse Effect. Since the date of this Agreement (i) no event shall have occurred which has resulted in an EBI Material Adverse Effect, and (ii) no condition, event, fact, circumstances or other occurrence shall have occurred that may reasonably be expected to have or result in such an EBI Material Adverse Effect.

(i)                 Dissenters’ Rights. Holders of no more than five (5) percent of the outstanding shares of EBI Common Stock shall have validly exercised, or remained entitled to exercise, their dissenters’ rights under Sections 607.1301-1333 of the FBCA.

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(j)                 Consummation of Prior Transactions. The Prior Transactions shall have been consummated.

(k)               Employment Contract Termination Payments. At the Effective Time, Enterprise Bank of Florida shall have made the employment contract termination payments to Hugh C. Jacobs, Jr., Kenneth Kunhardt, Patricia B. Martin and Michael McAvoy as set forth in Section 8.2(k) of the EBI Disclosure Memorandum, and shall have terminated the employment of Hugh C. Jacobs, Jr. effective immediately prior to the Effective Time and paid to him all amounts due to him by EBI and/or Enterprise Bank of Florida.

(l)                 Lease Consents. At the Effective Time, the Consents required under the lease agreements between EBI and Enterprise Bank of Florida shall have been secured in form and substance satisfactory to Bancorp in its sole discretion

(m)             Hold Harmless Agreement. The Hold Harmless Agreement entered into by and between Warren B. Mosler and 1st United as of the date of this Agreement shall not have been amended, rescinded or otherwise terminated (unless otherwise agreed to by the parties to such agreement) on or prior to the Effective Time.

(n)               Insurance Coverage. EBI and Enterprise Bank of Florida shall have delivered to 1st United written assurance in form and substance acceptable to 1st United from the insurance company insuring Enterprise Bank of Florida with respect to the Employee Claim that such insurance coverage will survive the closing of the Bank Merger and that 1st United shall be the beneficiary of such insurance coverage from and after the Effective Time to the same extent that Enterprise Bank of Florida was entitled to such insurance coverage as of the Effective Time.

8.3        CONDITIONS AND OBLIGATIONS OF EBI AND ENTERPRISE BANK OF FLORIDA. The obligations of EBI and Enterprise Bank of Florida to perform this Agreement and consummate the Mergers, and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by EBI or Enterprise Bank of Florida pursuant to Section 10.6(b):

(a)                Representations and Warranties. For purposes of this Section 8.3(a), the accuracy of the representations and warranties of Bancorp and 1st United set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). There shall not exist inaccuracies in the representations and warranties of Bancorp and 1st United set forth in this Agreement such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Bancorp and 1st United Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to “Material” or “Material Adverse Effect” or to the “Knowledge” of any Person shall be deemed not to include such qualifications.

(b)               Performance of Agreements and Covenants. Each and all of the agreements and covenants of Bancorp and 1st United to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all Material respects.

(c)                Certificates. Bancorp and 1st United shall have delivered to EBI and Enterprise Bank of Florida (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 related to Bancorp and 1st United and in Section 8.3(a) and 8.3(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by Bancorp and 1st United’s Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as EBI and Enterprise Bank of Florida and their counsel shall request.

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(d)               No Bancorp Material Adverse Effect. Since the date of this Agreement (i) no event shall have occurred which has resulted in a Bancorp Material Adverse Effect, and (ii) no condition, event, fact, circumstances or other occurrence shall have occurred that may reasonably be expected to have or result in such a Bancorp Material Adverse Effect.

9.               TERMINATION

9.1              TERMINATION. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of EBI, this Agreement may be terminated and the Mergers abandoned at any time prior to the Effective Time:

(a)                      By mutual consent of Bancorp and EBI in a written statement, if the Board of Directors of each so determines, by a vote of a majority of the members of the entire Board of Directors of each; or

(b)                     By Bancorp or EBI (provided that the terminating Party is not then in Material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach and which breach is reasonably likely, in the opinion of the non-breaching Party, to have, individually or in the aggregate, an EBI Material Adverse Effect or a Bancorp Material Adverse Effect, as applicable, on the breaching Party; or

(c)                      By Bancorp or EBI (provided that the terminating Party is not then in Material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a Material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach; or

(d)                     By Bancorp or EBI (provided that the terminating Party is not then in Material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event (i) any Consent of any Regulatory Authority required for consummation of the Holding Company Merger, the Bank Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the shareholders of EBI fail to vote their approval of the matters relating to this Agreement and the transactions contemplated hereby at the Shareholders’ Meeting where such matters were presented to such shareholders for approval and voted upon; or

(e)                      By Bancorp or EBI in the event that the Mergers shall not have been consummated by October 31, 2013, which date, if this Agreement has not been terminated under one of the other subsections of this Section 9.1, may be extended by Bancorp through November 30, 2013 if necessary to receive the necessary Consents from Regulatory Authorities (the “End Date”), if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section9.1(e); or

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(f)                      By Bancorp or EBI (provided that the terminating Party is not then in Material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Holding Company Merger and the Bank Merger cannot be satisfied or fulfilled by the End Date; or

(g)                     By Bancorp, (i) in the event that the management of EBI or Enterprise Bank of Florida or their Board of Directors, for any reason, shall have failed to reaffirm its approval of the Mergers and the transactions contemplated by this Agreement (to the exclusion of any other Acquisition Proposal), or shall have resolved not to reaffirm the Mergers, whether or not permitted by the terms of this Agreement or (ii) in the event EBI or Enterprise Bank of Florida shall have violated Sections 7.1 or 7.7; or

(h)                     By Bancorp, in the event of an EBI Adverse Finding and, if time is granted by Bancorp to cure such EBI Adverse Finding pursuant to Section 7.5(c), such EBI Adverse Finding is not cured to the satisfaction of Bancorp within the time specified in Bancorp’s notice of such EBI Adverse Finding; or

(i)                       By EBI, in the event of a Bancorp Adverse Finding and, if time is granted by EBI to cure such Bancorp Adverse Finding pursuant to Section 7.5(c), such Bancorp Adverse Finding is not cured to the satisfaction of EBI within the time specified in EBI’s notice of such Bancorp Adverse Finding.

9.2           EFFECT OF TERMINATION.

(a)                In the event of the termination and abandonment of this Agreement pursuant to Section 9.1, this Agreement shall become void and have no effect, except that the provisions of Section 7.5(d), Section 7.6, Section 7.7, this Section 9.2, and ARTICLE 10 shall survive any such termination and abandonment indefinitely or otherwise in accordance with its terms, provided, however, that nothing herein shall relieve any Party from any liability for any willful breach by a Party of any of its representations, warranties, covenants, or agreements set forth in this Agreement.

(b)               In the event this Agreement is terminated by Bancorp or EBI pursuant to Section 9.1(d)(ii) and there shall have been prior to any Shareholders’ Meeting a Third Party Public Event and EBI shall have entered into any acquisition or other similar agreement, including a letter of intent, in connection with, or shall have consummated, any Acquisition Proposal within 12 months from the date of termination of this Agreement, EBI shall, within ten (10) days of the date of such termination, pay to Bancorp, by wire transfer, $1,775,000 (the “Bust-up Fee”) in full satisfaction of Bancorp’s losses and damages resulting from such termination.

(c)                In the event this Agreement is terminated by Bancorp pursuant to Section 9.1(c) due to a breach of Section 7.7 or pursuant to Section 9.1(g), EBI shall, within ten (10) days of the date of such termination, pay to Bancorp, by wire transfer, an amount equal to the Bust-up Fee in full satisfaction of Bancorp’s losses and damages resulting from such termination.

(d)               In the event this Agreement is terminated by EBI or Bancorp pursuant to Section 9.1(e) without the Shareholders’ Meeting having occurred and with the Proxy Statement having been sent and, in either case, (1) at any time from the date hereof until such termination there shall have been a Third Party Public Event or a proposed Acquisition Proposal communicated to the senior management or the Board of Directors of EBI or any of its Subsidiaries and (2) EBI shall have entered into any acquisition or other similar agreement, including a letter of intent, in connection with, or shall have consummated, such Third Party Public Event or such Acquisition Proposal within 12 months from the date of termination of this Agreement with the party that originally submitted such Third Party Event or Acquisition Proposal, as the case may be, EBI shall, within ten (10) days of the date of such termination, pay to Bancorp, by wire transfer, an amount equal to the Bust-up Fee in full satisfaction of Bancorp’s losses and damages resulting from such termination.

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(e)                EBI acknowledges and agrees that the agreements set forth in this Section 9.2 are an integral part of the transactions contemplated by the Agreement, and that, without these agreements, Bancorp would not enter into this Agreement. EBI agrees that the Bust-up Fee is reasonable under the circumstances, that it would be impossible to exactly determine Bancorp’s actual damages as a result of such a termination and that Bancorp’s actual damages resulting from the loss of the transaction are in excess of the Bust-up Fee.

9.3              NON-SURVIVAL OF REPRESENTATIONS AND COVENANTS. The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except this Section 9.3 and Articles 1, 2, 3 and 10 and Sections 7.6, 7.12, 7.13 and 7.24.

10.              MISCELLANEOUS

10.1          DEFINITIONS.

(a)               Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“1933 ACT” shall mean the Securities Act of 1933, as amended.

“1ST United” shall mean 1st United Bank, a Florida-chartered commercial bank.

“1ST UNITED Bank CAPITAL STOCK” shall mean the outstanding shares of 1st United Bank common stock and any other class or series of capital stock of 1st United.

\“ACQUISITION PROPOSAL” with respect to a Party shall mean any proposal or offer, whether or not in writing, from any Person (other than 1st United and its Affiliates) relating to (A) any direct or indirect acquisition or purchase of (x) assets of EBI and its Subsidiaries that generate 15% or more of the net revenues or net income, or that represent 15% or more of the total assets, of EBI and its Subsidiaries, taken as a whole; or (y) 15% or more of any class of EBI Capital Stock, (B) any tender offer or exchange offer that if consummated would result in any Person beneficially owning 15% or more of any class of EBI Capital Stock, or (C) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, or similar transaction involving any EBI Entity, other than the transactions contemplated by this Agreement.

“AFFILIATE” of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any executive officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest, of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

“AGENCY” shall mean the Federal Housing Administration, the Federal Home Loan Mortgage Corporation, the Farmers Home Administration (now known as Rural Housing and Community Development Services), the Federal National Mortgage Association, the U.S. Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture, the U.S. Department of Justice, the Office of the Attorney General of the State of Florida or any other federal or state agency with authority to (i) determine any investment, origination, lending or servicing requirements with regard to mortgage loans originated, purchased or serviced by any EBI Entity or (ii) originate, purchase, or service mortgage loans, or otherwise promote mortgage lending, including state and local housing finance authorities.

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“AGREEMENT” shall mean this Plan of Merger and Merger Agreement, including the Exhibits delivered pursuant hereto and incorporated herein by reference.

“ARTICLES OF MERGER” shall mean the Articles of Merger to be executed by Bancorp and filed with the Secretary of State of the State of Florida relating to the Holding Company Merger as contemplated by Section 6.

“ASSETS” of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“BANCORP” shall mean 1st United Bancorp, Inc., a Florida corporation.

“BANCORP CAPITAL STOCK” shall mean the outstanding shares of Bancorp common stock and any other class or series of capital stock of Bancorp.

“Bancorp DISCLOSURE MEMORANDUM” shall mean the written information entitled “Bancorp Bank Disclosure Memorandum” delivered prior to the date of this Agreement to EBI describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

“Bancorp ENTITIES” shall mean, collectively, Bancorp and all Bancorp Subsidiaries.

“Bancorp FINANCIAL STATEMENTS” shall mean (i) the audited consolidated statements of condition (including related notes and schedules, if any) of Bancorp as of December 31, 2012 and 2011, and the related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for each of the three fiscal years ended December 31, 2012, 2011 and 2010, and (ii) the unaudited consolidated statements of condition of Bancorp (including related notes and schedules, if any) and related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) that are delivered to EBI with respect to periods ended subsequent to December 31, 2012.

“Bancorp MATERIAL ADVERSE EFFECT” shall mean any event, change, effect, occurrence, or state of facts which, individually or together with any other event, change or occurrence, has a Material adverse impact on (i) the financial position, business, or results of operations of Bancorp and its Subsidiaries, taken as a whole, or (ii) the ability of Bancorp to perform its obligations under this Agreement or to consummate the Mergers or the other transactions contemplated by this Agreement, including without limitation the tax-free reorganization status of the Mergers; provided that “Bancorp MATERIAL ADVERSE EFFECT” shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks and their holding companies, (c) any contemplated or consummated additional acquisitions (by merger or otherwise) by Bancorp or Bancorp, provided that Bancorp can fulfill its obligations under this Agreement; (d) actions and omissions of Bancorp (or any of its Subsidiaries) taken with the prior informed written Consent of EBI in contemplation of the transactions contemplated hereby, (e) the direct effects of compliance with this Agreement on the operating performance of Bancorp, including expenses incurred by Bancorp in consummating the transactions contemplated by this Agreement, and (f) actions and omissions of Bancorp (or any of its Subsidiaries) taken with the prior informed written Consent of EBI in contemplation of the transactions contemplated hereby.

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“BANCORP SUBSIDIARIES” shall mean the subsidiaries of Bancorp which shall include 1st United Bank, Advantage Asset Holdings, Inc., AFI Holdings, Inc., TBOM Mortgage Holdings, LLC, TBOM Merritt Island, LLC, United Assets Holdings Commercial, LLC and United Assets Holdings Residential, LLC.

“BHC ACT” shall mean the federal Bank Holding Company Act of 1956, as amended.

“CLOSING DATE” shall mean the date on which the Closing occurs.

“CLOSING DATE PER SHARE CONSIDERATION” shall mean the quotient determined by dividing (i) the Total Consideration less the Holdback Amount, by (ii) the number of shares of EBI Common Stock issued and outstanding as of the Effective Time.

“Code” shall mean the Internal Revenue Code of 1986. All citations to the Code, or the Treasury Regulations promulgated thereunder, shall include all amendments thereto and any substitute and successor provisions. All section references to the Code (or Treasury Regulations) shall include all similar provisions under the applicable state, local or foreign tax law.

“CONFIDENTIALITY AGREEMENT” shall mean that certain Confidentiality Agreement, dated January 17, 2013, among EBI and Bancorp.

“CONSENT” shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

“CONTRACT” shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

“DEFAULT” shall mean (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

“DEPOSIT ACCOUNTS” means the deposit accounts held at EBI or Enterprise Bank of Florida, the balances which are included in the Deposits or would be so included if the Deposit Account had a positive balance.

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“DEPOSITS” means all deposits (as defined in 12 U.S.C. § 1813(I)) held by EBI or Enterprise Bank of Florida, as of the Effective Time.

“EBI” shall mean Enterprise Bancorp, Inc., a Florida corporation.

“EBI Capital Stock” shall mean, collectively, the EBI Common Stock and any other class or series of capital stock of EBI.

“EBI COMMON STOCK” shall mean the common stock of EBI, $5.00 par value per share.

“EBI DISCLOSURE MEMORANDUM” shall mean the written information entitled “Enterprise Bancorp, Inc. Disclosure Memorandum” delivered prior to the date of this Agreement to 1st United describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

“EBI ENTITIES” shall mean, collectively, EBI and all EBI Subsidiaries.

“EBI FINANCIAL STATEMENTS” shall mean (i) the audited consolidated statements of condition (including related notes and schedules, if any) of EBI as of December 31, 2012 and 2011, and the related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for each of the three fiscal years ended December 31, 2012, 2011 and 2010, and (ii) the unaudited consolidated statements of condition of EBI (including related notes and schedules, if any) and related statements of income, and changes in shareholders’ equity (including related notes and schedules, if any) that are delivered to Bancorp with respect to periods ended subsequent to December 31, 2012.

“EBI MATERIAL ADVERSE EFFECT” shall mean any event, change, effect, occurrence, or state of facts which, individually or together with any other event, change or occurrence, has a Material adverse impact on (i) the financial position, business, or results of operations of EBI and its Subsidiaries, taken as a whole, or (ii) the ability of EBI to perform its obligations under this Agreement or to consummate the Mergers or the other transactions contemplated by this Agreement; provided that “EBI MATERIAL ADVERSE EFFECT” shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks and their holding companies, (c) actions and omissions of EBI (or any of its Subsidiaries) taken with the prior informed written Consent of Bancorp in contemplation of the transactions contemplated hereby, (d) the direct effects of compliance with this Agreement on the operating performance of EBI, including expenses incurred by EBI in consummating the transactions contemplated by this Agreement, and (e) actions and omissions of EBI (or any of its Subsidiaries) taken with the prior informed written Consent of 1st United in contemplation of the transactions contemplated hereby.

“EBI STOCK PLANS” shall mean all stock-based plans of EBI.

“EBI SUBSIDIARIES” shall mean the Subsidiaries of EBI, which shall include EAI and the EBI Subsidiaries described in Section 4.4 and any corporation, bank, savings association, or other organization acquired as a Subsidiary of EBI in the future and held as a Subsidiary by EBI at the Effective Time.

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“EBI TANGIBLE BOOK VALUE” shall mean the total modified consolidated shareholders’ equity of EBI as of the Valuation Date, which shall equal the total of EBI’s total shareholders’ equity, as that term is calculated in accordance with GAAP and in accordance with applicatory regulatory requirements as determined on the Valuation Date, less goodwill and intangible assets, and subject to any Examination Adjustments pursuant to Section 7.16(d). In addition, expenses incurred by EBI and Enterprise Bank of Florida in connection with the Mergers (which shall exclude the amounts payable pursuant to Section 7.13(c)) and the payments to be made by Enterprise Bank of Florida pursuant to Section 8.2(k) shall be deducted from EBI Tangible Book Value. The expenses incurred by EBI and Enterprise Bank of Florida in connection with Mergers contemplated by this Agreement will be computed based upon the after-tax amount of such expenses (if currently deductible for income tax purposes).

“Enterprise Bank of Florida” shall mean Enterprise Bank of Florida, a Florida-chartered commercial bank and an EBI Subsidiary.

“Enterprise Bank of Florida Capital Stock” shall mean, collectively, the Enterprise Bank of Florida Common Stock and any other class or series of capital stock of Enterprise Bank of Florida.

“Enterprise Bank of Florida COMMON STOCK” shall mean the common stock of Enterprise Bank of Florida, $5.00 par value per share.

“Environmental Laws” means all federal, state, regional or local statutes, laws, rules, regulations, codes, ordinances, orders, plans, injunctions, decrees, rulings, and changes or ordinances or judicial or administrative interpretations thereof, or similar laws of foreign jurisdictions, whether currently in existence or hereafter enacted or promulgated, any of which govern (purport to govern) or relate to pollution, protection of the environment, public health and safety, air emissions, water discharges, hazardous or toxic substances, solid or hazardous waste or occupational health and safety, as any of these terms are or may be defined in such statutes, laws, rules, regulations, codes, orders, ordinances, plans, injunctions, decrees, rulings, and changes or ordinances, or judicial or administrative interpretations thereof.

“EQUITY RIGHTS” shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Equity Rights.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA AFFILIATE” shall mean any Person, corporation, trade or business controlled by, controlling or under common control with EBI (within the meaning of Section 414 of the Code) or Section 4001(a)(14) or 4001(b) of ERISA)

“EXHIBITS” 1 through 6, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

“FBCA” shall mean the Florida Business Corporation Act, as amended.

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“FFIC” shall mean the Florida Financial Institutions Codes, as defined in Section 655.005(k), Florida Statutes, as amended.

“GAAP” shall mean generally accepted accounting principles as in effect in the United States of America at the time of the preparation of the subject financial statement, consistently applied during the periods involved.

“HAZARDOUS MATERIAL” shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance, as those terms have been, are currently, or after the Effective Time are, regulated, or defined, by any applicable Environmental Laws, and (ii) any other chemical, pollutant, constituent, contaminant, substance, material, waste, petroleum, petroleum product, or oil, or similar or related items, that have been, are currently, or after the Effective Time are, regulated, or defined, by any applicable Environmental Laws. The term “HAZARDOUS MATERIAL” shall specifically include (but is not limited to) asbestos or lead-based paint requiring abatement, removal, or encapsulation, or are otherwise regulated, pursuant to the requirements of governmental agencies or authorities.

“HSR ACT” shall mean Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“INSURER” shall mean a Person who insures or guarantees for the benefit of the mortgagee all or any portion of the risk of loss upon borrower default on any of the mortgage loans originated, purchased or serviced by any EBI Entity, including the Federal Housing Administration, the United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture and any private mortgage insurer, and providers of hazard, title or other insurance with respect to such mortgage loans or the related collateral.

“INTELLECTUAL PROPERTY” shall mean: (a) all inventions (whether patentable or un-patentable and whether or not reduced to practice), all rights to all improvements thereto, and all patents, patent applications, and patent disclosures, together with all re-issuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (b) all trademarks, service marks, trade dress, logos, trade names, corporate names and domain names together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (c) all copyrightable works (including, but not limited to, training materials and instruction manuals), all copyrights, and all applications, registrations, and renewals in connection therewith; (d) all trade secrets and confidential business information (including ideas, know-how, formulae, compositions, techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business methods and business and marketing plans and proposals); (e) all computer software in source or object code (including data and related documentation); (f) all other proprietary rights relative to any of the foregoing; (g) all copies and tangible embodiments of the foregoing (in whatever form or medium); and (h) all licenses to any of the foregoing.

“KNOWLEDGE” as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean those facts that are known or should reasonably have been known after due inquiry by the chairman, president, chief financial officer, chief accounting officer, chief operating officer, chief credit officer, general counsel, any assistant or deputy general counsel, or any senior, or executive vice president of such Person and the knowledge of any such Persons obtained or which would have been obtained from a reasonable investigation.

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“LAW” shall mean any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

“LIABILITY” shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“LIEN” shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, (iii) Liens which do not materially impair the use of or title to the Assets subject to such Lien, and which are disclosed in Section 10.1 of the EBI Disclosure Memorandum or the Bancorp Disclosure Memorandum, as applicable.

“LITIGATION” shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, governmental or other examination or investigation, hearing, administrative or other proceeding, including without limitation, any actual, pending, or threatened condemnation, relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

“LOAN INVESTOR” shall mean any Person (including an Agency) having a beneficial interest in any mortgage loan originated, purchased or serviced by any EBI Entity or a security backed by or representing an interest in any such mortgage loan.

“MATERIAL” and “MATERIALLY” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

“MATERIAL ADVERSE EFFECT” shall mean either an EBI Material Adverse Effect or a Bancorp Material Adverse Effect, as applicable.

“MATERIALS OF ENVIRONMENTAL CONCERN” shall mean pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other materials regulated under Environmental Laws.

“OFAC” means the office of Foreign Assets Control of the U.S. Treasury Department.

“OPERATING PROPERTY” shall mean any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

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“ORDER” shall mean any administrative decision or award, decree, injunction, judgment, order, quasi- judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

“PARTICIPATION FACILITY” shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

“PARTY” shall mean either EBI, Enterprise Bank of Florida, Bancorp, or 1st United, and “PARTIES” shall mean EBI, Enterprise Bank of Florida, Bancorp and 1st United.

“PERMIT” shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

“PERSON” shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

“PROXY STATEMENT” shall mean the proxy statement used by EBI to solicit the approval of its shareholders of the transactions contemplated by this Agreement.

“REGULATORY AUTHORITIES” shall mean, collectively, the SEC, FINRA, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, the Florida Office of Financial Regulation and all other federal, state, county, local or other governmental or regulatory agencies, authorities (including self- regulatory authorities), instrumentalities, commissions, boards or bodies having jurisdiction over the Parties and their respective Subsidiaries.

“REPRESENTATIVE” shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative engaged by a Person.

“Returns” shall mean all returns, declarations, reports, statements and other documents required to be filed in respect of Taxes, and any claims for refunds of Taxes, including any amendments or supplements to any of the foregoing.

“SHAREHOLDERS’ MEETING” shall mean the meeting of the shareholders of EBI to be held pursuant to Section 7.1, including any adjournment or adjournments thereof.

“SIGNIFICANT SUBSIDIARY” shall mean any present or future consolidated Subsidiary of the Party in question, the assets of which constitute ten percent (10%) or more of the consolidated assets of such Party as reflected on such Party’s consolidated statement of condition prepared in accordance with GAAP.

“SUBSIDIARIES” shall mean all those corporations, associations, or other business entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

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“TAX” or “TAXES” shall mean all federal, state, local, foreign and other taxes, assessments or other governmental charges, including, without limitation, (i) income, estimated income, business, occupation, franchise, property, sales, use, excise, employment, unemployment, payroll, social security, ad valorem, transfer, gains, profits, capital stock, license, gross receipts, business receipts, stamp, real estate, severance and withholding taxes, and any fee assessment or other charge in the nature or in lieu of any tax and including any transferee or secondary liability in respect of any tax (imposed by Law, agreement or otherwise) and (ii) interest, penalties and additions in connection therewith, in each case, for which EBI is or may be liable (including as a result of the application of Treas. Reg. Sections 1.1502-6).

“THIRD PARTY PUBLIC EVENT” shall be deemed to occur if, prior to the event giving rise to the right to terminate the Agreement, an Acquisition Proposal shall have been made known to EBI or any of its Subsidiaries or has been made directly to its shareholders generally or any Person shall have publicly announced, or disclosed to EBI’s Board of Directors, an intention (whether or not conditional) to make an Acquisition Proposal.

“U.S. ANTI-MONEY LAUNDERING LAWS” shall mean laws, regulations and sanctions, state and federal, criminal and civil, that (1) limit the use of and/or seek the forfeiture of proceeds from illegal transactions; (2) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotics dealers or otherwise engaged in activities contrary to the interests of the United States; (3) require identification and documentation of the parties with whom a financial institution conducts business; or (4) are designed to disrupt the flow of funds to terrorist organizations. Such laws, regulations and sanctions shall be deemed to include the USA PATRIOT Act of 2001, Pub. L. No. 107-56 (the Patriot Act), the Bank Secrecy Act, 31 U.S.C. § 5311 et. seq., the Trading with the Enemy Act, 50 U.S.C. App. § 1 et. seq., the International Emergency Economic Powers Act, 50 U.S.C. § 1701 et. seq., and the sanction regulations promulgated pursuant thereto by the OFAC, as well as laws relating to prevention and detection of money laundering in 18 U.S.C. §§ 1956 and 1957.

(b)               The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

Allowance	Section 4.9
1st United Designee	Section 7.11(a)
Bancorp Adverse Finding	Section 7.5(c)
Bank Merger	Preamble
Bank Plan	Section 1.2
Bank Sub	Section 1.3
Bank Sub Assets	Section 1.3
Bank Sub Value	Section 1.4
Certificates	Section 3.1(a)
Change in the EBI Recommendation	Section 7.7(c)
Claims	Section 7.13(a)
Claims Letter	Section 8.2(g)
Closing	Section 1.5
COBRA	Section 4.18(l)
CRA	Section 4.16(c)
Dissenting Shares	Section 2.3
EAI	Section 1.3

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EBI Adverse Finding	Section 7.5(c)
EBI Benefit Plans	Section 4.16
EBI Contracts	Section 4.18(a)
EBI ERISA Plan	Section 4.18(a)
EBI Pension Plan	Section 4.18(a)
EBI Recommendation	Section 7.1(b)
Effective Time	Section 1.6
Employee Claim	Section 7.24
Employment Agreement Amendment	Section 7.12 (b)
End Date	Section 9.1(e)
Environmental Survey	Section 7.15
Examination Adjustments	Section 7.16(d)
Exchange Agent	Section 3.1(b)
Executive Employment Agreement	Section7.12(b)
Existing D&O Policies	Section 7.13(c)
Finance Laws	Section 4.16(d)
FDIC	Section 4.16(e)
HIPPA	Section 4.18(1)
Holdback Amount	Section 7.24
Holding Company Merger	Preamble
Indemnified Party	Section 7.13(a)
IRS	Section 4.18(a)
Leased Real Property	Section 4.10(f)
Losses	Section 7.24
Material Defect	Section 7.15
Material Defect Notice	Section 7.15
Maximum Premium	Section 7.15
Mergers	Preamble
Merger Sub	Preamble
Non-Competition Agreement	Section 7.20(a)
Notices	Section 4.12(f)
Option Grant	Section 7.20(b)
Owned Real Property	Section 4.10(f)
Participants	Section 4.18(a)
PGBC	Section 4.18(a)\
Per Share Consideration	Section 2.1(b)
Per Share Cash Consideration	Section 2.1(b)
Post-Closing Partial Period	Section 6.6(e)
Pre-Closing Partial Period	Section 6.6(e)
Prior Transactions	Section 1.3
Property Examination	Section 7.15
Real Property	Section 4.10(f)
Regulation O	Section 3.1(b)
Shareholder Meeting Date	Section 4.22
Straddle Period	Section 7.9
Surviving Bank	Section 1.2
Surviving Corporation	Section 1.1
Takeover Laws	Section 4.32
Total Consideration	Section 2.1(b)
Unlawful Gains	Section 4.14
Valuation Date	Section 1.4
Wholesale Mortgage Business	Section 4.19

(c)                Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.”

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10.2          EXPENSES. Except as otherwise provided in this Section 10.2 or in Section 10.14, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel.

10.3          BROKERS AND FINDERS. Except as disclosed in Section 10.3 of the EBI Disclosure Memorandum as to EBI and Enterprise Bank of Florida, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by EBI, Enterprise Bank of Florida or by Bancorp, each of EBI and Bancorp, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

10.4          ENTIRE AGREEMENT. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral (except, as to Section 7.5(d), for the Confidentiality Agreement). Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Sections 7.11(b), 7.12, and 7.13.

10.5          AMENDMENTS. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after shareholder approval of this Agreement has been obtained; provided, that after any such approval by the holders of EBI Common Stock, there shall be made no amendment that reduces or modifies adversely in any Material respect the consideration to be received by holders of EBI Common Stock.

10.6          WAIVERS.

(a)                Prior to or at the Effective Time, Bancorp, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by EBI, to waive or extend the time for the compliance or fulfillment by EBI of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Bancorp under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Bancorp.

(b)               Prior to or at the Effective Time, EBI, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Bancorp, to waive or extend the time for the compliance or fulfillment by Bancorp of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of EBI under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of EBI.

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(c)                The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

10.7          ASSIGNMENT. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

10.8          NOTICES. All notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be (as elected by the Person giving such notice) hand delivered by messenger or courier service, transmitted by fax, or mailed by registered or certified mail (postage prepaid), return receipt requested, addressed to:

EBI:	Enterprise Bancorp, Inc. 3910 RCA Boulevard, Suite 1001 Palm Beach Gardens, FL 33410 Facsimile Number: (561) 776-6403 Attention: Hugh C. Jacobs, Jr.
Enterprise Bank of Florida:	Enterprise Bank of Florida 3910 RCA Boulevard, Suite 1001 Palm Beach Gardens, FL 33410 Facsimile Number: (561) 776-6403 Attention: Hugh C. Jacobs, Jr.
Copy to EBI and Enterprise Bank of Florida Counsel: Bancorp:

Smith Mackinnon, P.A.

255 South Orange Avenue, Suite 800

Orlando, Florida 32801

Facsimile Number: (407) 843-2448

Attention: John P. Greeley, Esq.

1st United Bancorp

One North Federal Highway

Boca Raton, FL 33432

Facsimile Number: (561) 362-3436

Attention: John Marino

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1st United:	1st United Bank One North Federal Highway Boca Raton, FL 33432 Facsimile Number: (561) 362-3436 Attention: John Marino
Copy to Bancorp and 1st United Counsel:	Gunster, Yoakley & Stewart, P.A. 777 South Flagler Drive, Suite 500 West Palm Beach, Florida 33401 Facsimile Number: (561) 655-5677 Attention: Michael V. Mitrione, Esq.

or to such other address as any party may designate by notice complying with the terms of this Section 10.8. Each such notice shall be deemed delivered (a) on the date delivered, if by messenger or courier service; (b) on the date of the confirmation of receipt, if by fax; and (c) either upon the date of receipt or refusal of delivery, if mailed.

10.9          GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Florida, without regard to any applicable conflicts of Laws.

10.10      COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be an original. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to an electronic mail message, shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

10.11      CAPTIONS; ARTICLES AND SECTIONS. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

10.12      INTERPRETATIONS. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all Parties hereto.

10.13      ENFORCEMENT OF AGREEMENT. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

10.14      ENFORCEMENT COSTS. If any civil action, arbitration or other legal proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, Default or misrepresentation in connection with any provision of this Agreement, the successful or prevailing Party or Parties shall be entitled to recover reasonable attorneys’ fees, court costs, sales and use Taxes and all expenses even if not taxable as court costs (including, without limitation, all such fees, Taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that proceeding, in addition to any other relief to which such Party or Parties may be entitled. Attorneys’ fees shall include, without limitation, paralegal fees, investigative fees, administrative costs, sales and use Taxes and all other charges billed by the attorney to the prevailing Party (including any fees and costs associated with collecting such amounts).

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10.15      SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

10.16      NO THIRD PARTY BENEFICIARIES. Nothing in this Agreement expressed or implied, is intended to confer upon any Person other than the Parties or their respective successors, any right, remedies, obligations or liabilities under or by reason of this Agreement, except as set forth in Sections 7.12, 7.13 and 7.24 or as otherwise expressly contemplated by this Agreement.

10.17      JURISDICTION AND VENUE. The Parties acknowledge that a substantial portion of the negotiations, anticipated performance and execution of this Agreement occurred or shall occur in Palm Beach County, Florida. Any civil action, counterclaim, proceeding, or Litigation arising out of or relating to this Agreement shall be brought in the courts of record of the State of Florida in Palm Beach County or the United States District Court, Southern District of Florida. Each Party consents to the jurisdiction of such Florida court in any such civil action, counterclaim, proceeding, or Litigation and waives any objection to the laying of venue of any such civil action, counterclaim, proceeding, or Litigation in such Florida court. Service of any court paper may be effected on such Party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable Laws, rules of procedure or local rules.

10.18      JURY WAIVER. IN ANY CIVIL ACTION, COUNTERCLAIM, PROCEEDING, OR LITIGATION, WHETHER AT LAW OR IN EQUITY, WHICH ARISES OUT OF, CONCERNS, OR RELATES TO THIS AGREEMENT, ANY AND ALL TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, THE PERFORMANCE OF THIS AGREEMENT, OR THE RELATIONSHIP CREATED BY THIS AGREEMENT, WHETHER SOUNDING IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE, TRIAL SHALL BE TO A COURT OF COMPETENT JURISDICTION AND NOT TO A JURY. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT, AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THIS AGREEMENT OF THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. NEITHER PARTY HAS MADE OR RELIED UPON ANY ORAL REPRESENTATIONS TO OR BY ANY OTHER PARTY REGARDING THE ENFORCEABILITY OF THIS PROVISION. EACH PARTY HAS READ AND UNDERSTANDS THE EFFECT OF THIS JURY WAIVER PROVISION. EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY ITS OWN COUNSEL WITH RESPECT TO THE TRANSACTIONS GOVERNED BY THIS AGREEMENT AND SPECIFICALLY WITH RESPECT TO THE TERMS OF THIS SECTION.

[Signature Page Follows]

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

1ST UNITED BANCORP, INC.

By:	/s/ Rudy E. Schupp
Name:	Rudy E. Schupp
Title:	Chief Executive Officer

1ST UNITED BANK

By:	/s/ Rudy E. Schupp
Name:	Rudy E. Schupp
Title:	President and Chief Executive Officer

ENTERPRISE BANCORP, INC.

By:	/s/ Hugh C. Jacobs, Jr.
Name:	Hugh C. Jacobs, Jr.
Title:	President and Chief Executive Officer

ENTERPRISE BANK OF FLORIDA

By:	/s/ Hugh C. Jacobs, Jr.
Name:	Hugh C. Jacobs, Jr.
Title:	President and Chief Executive Officer

Signature Page to

Agreement and Plan of Merger

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The following exhibits to this agreement have been omitted. Bancorp agrees to furnish supplementally copies of any of the omitted exhibits to the Securities and Exchange Commission upon request.

LIST OF EXHIBITS

Exhibit Number	Description
1.	Form of Employment Agreement Amendment (Sections 7.12(b) and 8.2(e)).
2.	Form of Shareholder Voting Agreement (Sections 7.14 and 8.2(d)).
3.	Form of Non-Competition Agreement (Sections 7.20 and 8.2(f)).
4.	Form of Claims Letter (Sections 7.21 and 8.2(f)).
5.	Proposed Interim Servicing Procedures (Section 7.25)
6.	Bank Plan of Merger (Section 1.2)